Exhibit 2.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and among

PIONEER DRILLING COMPANY

WEDGE GROUP INCORPORATED

WEDGE ENERGY HOLDINGS, L.L.C.

WEDGE OIL & GAS SERVICES, L.L.C.

TIMOTHY DALEY

JOHN PATTERSON

and

PATRICK GRISSOM

January 31, 2008

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2008, by and among Pioneer Drilling Company, a Texas corporation (“Pioneer”); WEDGE Group Incorporated, a Delaware corporation (“WEDGE Parent”); WEDGE Energy Holdings, L.L.C., a Delaware limited liability company (“WEDGE Energy”); WEDGE Oil & Gas Services, L.L.C., a Delaware limited liability company (“WEDGE Oil & Gas”); Timothy Daley, a resident of the State of Colorado (“Daley”); John Patterson, a resident of the State of Colorado (“Patterson”); and Patrick Grissom, a resident of the State of Utah (“Grissom”). WEDGE Energy, WEDGE Oil & Gas, Daley, Patterson and Grissom are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers.” Pioneer, WEDGE Parent and the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WEDGE Oil & Gas, Daley, Patterson and Grissom are the owners, beneficially and of record, of all of the issued and outstanding shares of capital stock of WEDGE Wireline Services, Inc., a Delaware corporation (“WEDGE Wireline”).

WEDGE Energy is the owner, beneficially and of record, of all of the existing and outstanding limited liability company interests of WEDGE Fishing and Rental Services, L.L.C., a Delaware limited liability company (“WEDGE Fishing”), and WEDGE Well Services, L.L.C., a Delaware limited liability company (“WEDGE Well”).

WEDGE Wireline, WEDGE Fishing and WEDGE Well are engaged in the business of providing wireline services, fishing and rental tool services and workover rig services.

Pioneer desires to purchase, and the Sellers desire to sell, all of the issued and outstanding capital stock of WEDGE Wireline and all of the existing and outstanding limited liability company interests of WEDGE Fishing and WEDGE Well (such capital stock and limited liability company interests, collectively, the “Purchased Securities”), all upon the terms and subject to the conditions set forth in this Agreement.

The Parties desire to make certain representations, warranties, covenants and agreements to one another in connection with the purchase and sale of the Purchased Securities (the “Purchase Transaction”) contemplated in this Agreement and to prescribe certain conditions to the respective obligations of the Parties to consummate the Purchase Transaction and the other transactions contemplated by this Agreement.

In order to induce Pioneer to execute and deliver this Agreement and to consummate the Purchase Transaction and the other transactions contemplated by this Agreement, WEDGE Parent desires to guarantee to Pioneer the full and timely performance by the Sellers of their respective obligations pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

“Affiliate” means, with respect to any particular Person or entity, any Person controlling, controlled by or under common control with such Person or entity.

“Business” means the business of WEDGE Wireline, WEDGE Fishing and WEDGE Well, which consists of providing wireline services, fishing and rental tool services and workover rig services; provided, however, that such term shall not include the business of Prairie or Phoenix whether before or after the acquisition thereof by WEDGE Wireline, WEDGE Fishing and WEDGE Well.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas.

“Closing Deadline” means March 14, 2008 (or such later date as may be mutually agreed between Pioneer and the Seller Representative); provided, however, that if the condition to the obligations of Pioneer to consummate the transactions contemplated by this Agreement set forth in Section 7.1(g) (Pioneer financing) has not been satisfied as of March 14, 2008, then Pioneer may, by written notice to the Seller Representative, extend the Closing Deadline to March 31, 2008.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means WEDGE Wireline, WEDGE Fishing and WEDGE Well; provided, however, that such term shall not include Prairie or Phoenix, whether before or after the acquisition thereof by WEDGE Wireline, WEDGE Fishing or WEDGE Well.

“Company Contract” means, in each case to the extent remaining executory, any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any assets or properties of any Acquired Company are subject.

“Company Transaction Expenses” means (i) all unpaid costs and expenses incurred by or on behalf of the Acquired Companies in connection with the preparation, execution and performance of this Agreement and the other agreements contemplated hereby and the Purchase Transaction and the other transactions contemplated hereby, including all brokerage/investment banking fees and expenses and all fees and expenses of legal, accounting and other professional advisors and representatives and (ii) all payments or other distributions required to be made to any directors, managers, officers, employees or agents of any Acquired Company as a result of the Purchase Transaction or the other transactions contemplated by this Agreement, including all severance payments, termination payments or other amounts payable under the terms of any Company Contract entered into prior to the Closing. Notwithstanding the foregoing, the term “Company Transaction Expenses” shall not include Incremental Fees or any payments or other distributions under Employee Benefits Plans of Pioneer.

“Contract” means, in each case to the extent remaining executory, any contract, agreement, indenture, evidence of Indebtedness, note, bond, loan, instrument, lease, sublease, mortgage, license, sublicense, franchise, obligation, commitment or other arrangement, agreement or understanding, whether express or implied and whether written, oral or otherwise.

“Deferred Payment Obligations” means the Liabilities listed in Part A of Schedule III.

“Employee Benefit Plans” means: (i) “employee benefit plans,” as such term is defined in Section 3(3) of ERISA, whether or not funded, (ii) personnel policies and (iii) fringe or other benefit or compensation plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, including stock bonus or other equity compensation, deferred compensation, pension, severance, retention, change of control, bonus, vacation, travel, incentive, and health, disability and welfare plans, policies, programs or arrangements.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any applicable Law relating to: (i) public or occupational health and safety insofar as they relate to releases of or exposure to Hazardous Materials; (ii) preventing or reducing to acceptable levels the release (meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, without giving effect to any thresholds on quantity or time in any Environmental Law) into the Environment of, or the exposure of employees or the public to Hazardous Materials; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (v) protecting the air, water, land, wetlands, natural resources, wildlife (including endangered species) or other ecological amenities; (vi) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials; (vii) cleaning up Hazardous Materials that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or (viii) making responsible parties pay private parties, or groups of them, for damages done to the Environment or, to the extent attributable to a release or exposure to Hazardous Materials, health. Without limiting the generality of the foregoing sentence, “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.) (“FWPCA”), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and, to the extent it related to releases of or exposures to Hazardous Materials, the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (“OSHA”), as each has been amended from time to time prior to the Closing Deadline, the regulations promulgated pursuant thereto, as well as similar state and local laws, as each has been amended from time to time, the regulations promulgated pursuant thereto.

“Environmental Liabilities” means any Liability of any Acquired Company under any Environmental Law: (i) arising from the operations of any Acquired Company’s business, including in connection with the off-site shipment of Hazardous Materials by any Acquired Company or (ii) arising from conditions at or under, or releases of Hazardous Materials onto or from, any Relevant Property (including the air, soil, groundwater, surface water, or within any buildings or structures). “Environmental Liabilities” includes the following to the extent the same arise from the business or operations of any Acquired Company: (A) any environmental matter or condition in violation of or requiring response action under Environmental Laws; (B) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law; (C) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response action required by any Environmental Law and for any natural resource damages; or (D) any other compliance, corrective, investigative, or remedial measure required under any Environmental Law. The terms “removal,” “remedial,” and “response action” include the types of activities covered by CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Materials” include any: (i) “hazardous substance,” “pollutant,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302); (ii) “pollutant” as defined in Section 502(6) of the FWPCA; (iii) substance that causes “pollution” as defined in Section 502(19) of the FWPCA; (iv) substance that is designated pursuant to Section 311(b)(2)(A) of the FWPCA; (v) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of RCRA; (vi) substance containing petroleum, as that term is defined in Section 9001(6) of RCRA; (vii) “oil” as defined in Section 311(a)(1) of the Oil Pollution Act (33 U.S.C. § 1321(a)(1)); (viii) natural gas, natural gas condensate, liquefied natural gas, and synthetic gas; (ix) toxic pollutant that is listed under Section 307(a) of the FWPCA; (x) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412); (xi) imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601, 2606); (xii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. §§ 2011 et seq.); (xiii) substances regulated under Section 655 of OSHA as a “hazardous chemical” (as defined in 29 C.F.R. § 1910.1200) or “toxic and hazardous substances” (as defined at 29 C.F.R. §§ 1910.1000-.1450); (xiv) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; (xv) waste oil and other petroleum products; and (xvi) any other materials, contaminants, substances or wastes regulated under any Environmental Law. The definition of Hazardous Materials shall be based on the foregoing definitions as in effect at or prior to the Closing.

“Indebtedness” means, without duplication, (i) all indebtedness of one or more Acquired Companies for borrowed money, together with all prepayment premiums, penalties and accrued interest thereon (including promissory notes, term loans, revolving credit facilities and senior subordinated notes), (ii) all liabilities under the Seller Notes, (iii) all liabilities with respect to the Deferred Payment Obligations, (iv) all liabilities of one or more Acquired Companies for accrued but unpaid dividends or other amounts payable to one or more Acquired Companies, Sellers or their Affiliates, (v) all indebtedness of one or more Acquired Companies under derivatives, swap or exchange agreements, and other obligations for any guaranty of the indebtedness of any other Person, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by one or more of the Acquired Companies (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all indebtedness secured by any Security Interest upon property or assets of any Acquired Company, even if such Acquired Company has not assumed or become liable for the payment of such obligations, (viii) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which one or more of the Acquired Companies is liable as lessee, (ix) liabilities of one or more Acquired Companies under securitization or receivables factoring arrangements or transactions, (x) all Company Transaction Expenses and (xi) any of the foregoing obligations of any third party guaranteed by one or more of the Acquired Companies; provided, however, the term “Indebtedness” shall not include any of the foregoing to the extent included in the definition of Net Working Capital and deducted from the Base Purchase Price pursuant to Section 2.2(d).

“Intellectual Property” means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and registrations, and applications for registration thereof, (iii) internet domain names, (iv) copyrights and registrations and applications for registration thereof, (v) mask works and registrations and applications for registration thereof and (vi) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information. “Intellectual Property” shall include any of the foregoing rights embodied in any tangible assets (in whatever form or medium), including computer software (including the documentation and object code and/or source code therefor in the case of any computer software developed by or on behalf of any Acquired Company or packaged software where additional source code was developed by any Acquired Company), software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and graphics and web page designs.

“IRS” means the Internal Revenue Service.

“Issuing Bank” means the U.S. Bank issuing the Letter of Credit or, if the Letter of Credit is issued by a non-U.S. Bank, the U.S. Bank confirming the Letter of Credit.

“Knowledge of the Sellers” means the actual knowledge of any of James M. Tidwell, Joe Eustace, Wilfred Krenek, Rebecca Harrington, Melissa Kruk, Mark Gjovig, Joe Freeman, Richard J. Reese or Richard E. Blohm Jr.

“Law” means any foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, permits, licenses and orders promulgated thereunder.

“Liability” means any liability (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” means any damage, obligation, payment, cost, expense, injury, judgment, settlement, penalty, fine, interest, Tax or other loss (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including the cost and expense of defending and prosecuting any and all Proceedings and complying with any and all Orders relating thereto, expenses of preparation and investigation thereof and reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate (taking into account all other such changes, events or occurrences) has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations or financial condition of the Business, taken as a whole, other than any such change, event or occurrence resulting from (i) changes in general economic conditions or the securities, credit or financial markets in general, in each case, generally affecting the industries in which the Business is conducted, (ii) changes affecting the industries in which the Business is conducted, (iii) any acts of terrorism or war (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of any Acquired Company) or (iv) changes in generally accepted accounting principles or the interpretation thereof, except, in the case of foregoing clause (i) or clause (ii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Business, taken as a whole.

“Net Working Capital” means an amount equal to the aggregate value of the Acquired Companies’ current assets minus the aggregate value of the Acquired Companies’ current liabilities (which, for the avoidance of doubt, shall, in the case of any current liability for a Tax, be net of any estimated payments made prior to the Closing to the appropriate Taxing Authority in respect of that Tax), in each case calculated as of the Closing Date in accordance with GAAP, applied consistently with the Acquired Companies’ past accounting practices with respect to the Business. For illustration purposes only, Schedule II sets forth the manner of calculating Net Working Capital as of September 30, 2007. All calculations of Net Working Capital contemplated by Section 2.2(d) shall be made consistent with Schedule II.

“Non-Disclosure Agreement” means that certain letter agreement, dated as of March 5, 2007, by and between Pioneer and WEDGE Oil & Gas.

“Order” means (i) any final and binding order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other final and binding determination of any foreign, federal, state, local or other court, regulatory agency, department or commission or other governmental body of any kind having competent jurisdiction to render such, (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding and (iii) any arbitration award entered by an arbitrator having competent jurisdiction to render such.

“Ordinary Course of Business” means the ordinary course of business of the Business, consistent with its past custom and practice (including with respect to quantity and frequency), but excluding any action or omission that constitutes (or, with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any Contract or warranty, a tort, an infringement of any right of any other Person, or a violation of Law.

“Permitted Security Interests” means (i) Security Interests for current real or personal property taxes that are not yet due and payable, (ii) workers’, carriers’ and mechanics’ or other similar Security Interests incurred in the Ordinary Course of Business, none of which relate to any disputed matter, liability or obligation, and (iii) Security Interests that are immaterial in character, amount and extent and that do not materially detract from the value or materially interfere with the present use of the properties they affect.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

“Prior Acquisition Agreements” means (1) that certain Stock Purchase Agreement, dated as of December 31, 2004, by and among WEDGE Oil and Gas Services, Inc. and the stockholders of Penkota Wireline Services, Inc., together with all exhibits and schedules thereto, (2) that certain Stock Purchase Agreement, dated as of January 31, 2005, by and among WEDGE Oil and Gas Services, Inc. and the stockholders of Rocky Mountain Phoenix Surveys, Inc., together with all exhibits and schedules thereto, (3) that certain Stock Purchase Agreement, dated as of January 1, 2006, by and among WEDGE Log-Tech, L.L.C. and Log-Tech, Inc., the stockholders of Log-Tech, Inc. and the other parties thereto, together with all exhibits and schedules thereto, (4) that certain Asset Purchase Agreement, dated as of December 1, 2007, by and among WEDGE Wireline Services, Inc., Phoenix Surveys, Inc. and the stockholders of Phoenix Surveys, Inc., together with all exhibits and schedules thereto, (5) that certain Asset Purchase Agreement, dated as of October 1, 2004, by and among WEDGE TC3, L.P., JM Clokat, Ltd. (as successor by conversion From TC3 Energy Services Company), TC3 Holdings, L.L.C., BMG Partners, Ltd. and BMG Holdings, L.L.C. and the other parties thereto, together with all exhibits and schedules thereto, and (6) that certain Asset Purchase Agreement, dated as of May 1, 2006, among WEDGE Fishing and Rental Services, L.L.C., BW Fishing Tools, L.L.C., BW Fishing Tools Holding, LP, William E. Wood and Wauniece C. Wood, together with all exhibits and schedules thereto.

“Proceeding” means any written charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment, claim, or demand, or any written notice of any of the foregoing, of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator.

“Qualified Capital Expenditures” means expenditures made or accrued in the Ordinary Course of Business for new workover rigs, wireline units, fishing and rental tools and related equipment and vehicles of the type described in Section 1.1 of the Disclosure Schedule that are paid or accrued by any Acquired Company to the extent that such expenditures are, or are required to be included as, capital expenditures on a statement of cash flows of such Acquired Company in conformity with GAAP; provided, however, that no accrual of any such expenditure shall constitute a “Qualified Capital Expenditure” unless such accrual is taken into account in the computation of Net Working Capital.

“Related Party” means (i) any Seller, (ii) any Affiliate of any Seller (other than an Acquired Company), (iii) any director, manager, officer or employee of any Acquired Company, any Seller or any Affiliate of any Seller and (iv) any family member of any of the foregoing who is a natural person.

“Relevant Property” means any property owned, used, operated or leased (or, to the Knowledge of the Sellers, previously owned, used, operated or leased) by any Acquired Company (including offsite disposal sites).

“Security Interest” means any mortgage, pledge, conditional sales contract, security agreement, security interest, encumbrance, charge, or other lien, other than Permitted Security Interests.

“Seller Notes” means the Liabilities listed in Part B of Schedule III.

“Target Net Working Capital” means $5,000,000.

“Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, together with all interest, penalties and additions imposed with respect thereto; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such item; or (iv) any successor liability for the payment of any item described in clause (i), (ii) or (iii) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such governmental authority or subdivision, including the IRS.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, proposed or final Treasury Regulation.

“U.S. Bank” means a bank (i) of recognized national standing in the United States, (ii) organized under the laws of the United States or any state thereof, (iii) having banking offices for presentment of letters of credit in New York City or any other major American city, (iv) having a long-term senior unsecured credit rating of AA or better from Standard & Poor’s Rating Services (“S&P”) (or a comparable rating from another nationally recognized rating service) and (v) having a combined capital and surplus in excess of US$1,000,000,000.

“Wachovia Loan Documents” means that certain Second Amended and Restated Credit Agreement, dated as of November 30, 2007, among WEDGE Energy, Wachovia Bank, N.A., as sole arranger, distractive agent and lead lender, and the other lenders party thereto, and all agreements and documents related thereto.

Index of Terms Defined in Other Sections

Term	Section Reference
Acquired Company / Acquired Companies	3.2(a)
Agreement	Preamble
Alternative Transaction	6.6
Annual Financial Statements	3.8(a)(i)
Base Purchase Price	2.2
Claim Certificate	9.7(a)
Claimant	9.7(a)
Closing	2.6(a)
Closing Date	2.6(a)
Closing Date AR	6.13
Closing Date Bad Debt Reserve	6.13
Company Employee Benefit Plans	3.16(a)
Confidential Information	6.9(a)
Covered Businesses	5.6(a)
Covered Persons	6.18(a)
Current Financial Statements	3.8(a)(ii)
D&O Release	2.6(b)(xvi)
Daley	Preamble
Disclosure Schedule	Article 3
Disregarded Entity	3.19(p)
Employee Non-Competition Agreement	2.6(b)(xiii)
Environmental Permits	3.20(b)
Estimated Purchase Price	2.4(a)
Estimated Statement	2.4(a)

Expense Reimbursement	8.3(a)
Financial Statements	3.8(a)
Fishing and Well Losses	9.6(c)(ii)
Grissom	Preamble
HSR Act	6.11
HSR Clearance	6.11
Incremental Fees	12.11
Indemnified Party	9.5(a)
Indemnifying Party	9.5(a)
Independent Accounting Firm	2.4(d)(i)
Individual Sellers	9.6(b)
Initial Letter of Credit	2.6(b)(ix)
Insurance Audit	6.19
Latest Balance Sheet	3.8(a)
Latest Balance Sheet Date	3.8(a)(ii)
Leased Real Property	3.11(b)
Letter of Credit	6.14(b)
Material Contract	3.10(b)
Non-Litigated Claims	6.14(c)
Owned Real Property	3.11(a)
Party / Parties	Preamble
Patterson	Preamble
Pending Claims	6.14(c)
Phase 1 Financing Failure Termination	8.3(a)
Phase 2 Financing Failure Termination	8.3(b)
Phoenix	3.2(a)
Phoenix Purchase Agreement	3.2(b)
Pioneer	Preamble
Pioneer Indemnitees	9.3
Pioneer Plan	6.8
Pioneer Representatives	6.5
Prairie	3.2(a)
Pre-Closing Tax Period	10.1(a)(ii)
Presentment Event	6.14(e)
Purchase Price	2.2
Purchase Transaction	Recitals
Purchased Securities	Recitals
PWC	10.1(c)
Real Property	3.11(c)
Real Property Leases	3.10(b)(iii)
Reconciled Purchase Price	2.4(b)
Reconciliation Statement	2.4(b)
Released Parties	6.10
Repurchase Price	6.13
Required Letter of Credit Period	6.14(c)
Resolved Claims	6.14(c)
Respondent	9.7(a)

Retained AR	6.22
Seller / Sellers	Preamble
Seller Indemnitees	9.4
Seller Parties	6.19
Seller Representative	11.1
Services Agreement	2.6(b)(xiv)
Significant Customer	3.14
Straddle Period	10.1(a)(i)
Subsidiary / Subsidiaries	3.2(a)
Termination Fee	8.3(b)
Threshold Amount	9.6(a)(i)
Trademark License	2.6(b)(xv)
WEDGE Energy	Preamble
WEDGE Energy Business	3.8(a)(i)
WEDGE Fishing	Recitals
WEDGE Non-Competition Agreement	2.6(b)(xii)
WEDGE Oil & Gas	Preamble
WEDGE Parent	Preamble
WEDGE Well	Recitals
WEDGE Wireline	Recitals

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED SECURITIES

2.1 Purchase and Sale of Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) WEDGE Oil & Gas, Daley, Patterson and Grissom will sell, transfer and deliver to Pioneer, and Pioneer will purchase, accept and receive from WEDGE Oil & Gas, Daley, Patterson and Grissom, all of the issued and outstanding shares of capital stock of WEDGE Wireline, (b) WEDGE Energy will sell, transfer and deliver to Pioneer, and Pioneer will purchase, accept and receive from WEDGE Energy, 100% of the limited liability company interests of WEDGE Fishing and (c) WEDGE Energy will sell, transfer and deliver to Pioneer, and Pioneer will purchase, accept and receive from WEDGE Energy, 100% of the limited liability company interests of WEDGE Well. Pioneer will acquire the capital stock of WEDGE Wireline and the limited liability company interests of WEDGE Fishing and WEDGE Well through a wholly owned subsidiary corporation to be formed by Pioneer under the Laws of the State of Delaware prior to the Closing.

2.2 Purchase Price. The aggregate purchase price for all of the Purchased Securities (the “Purchase Price”) shall be $260,000,000 (the “Base Purchase Price”), as such amount is adjusted pursuant to this Section 2.2.

(a) Acquisition Purchase Price. The Base Purchase Price will be increased by an amount equal to $4,867,589, which is the total purchase price paid pursuant to the Phoenix Purchase Agreement.

(b) Capital Expenditures. The Base Purchase Price will be increased by an amount equal to the sum of (i) $31,751,000 (representing the Parties’ agreement as to the amount of Qualified Capital Expenditures of the Acquired Companies between May 31, 2007 and December 31, 2007) and (ii) the aggregate amount of Qualified Capital Expenditures of the Acquired Companies between January 1, 2008 and the Closing Date.

(c) Indebtedness. The Base Purchase Price will be decreased by the aggregate amount of all items described in the definition of “Indebtedness” as of the Closing, which shall not include (i) any element of “Indebtedness” to the extent included in the definition of Net Working Capital and deducted from the Base Purchase Price pursuant to Section 2.2(d) or (ii) any element of “Indebtedness” related to the Wachovia Loan Documents, which shall be repaid by WEDGE Energy at the Closing.

(d) Working Capital. The Base Purchase Price will be (i) increased by the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital or (ii) decreased by the amount, if any, by which the Net Working Capital is less than the Target Net Working Capital.

2.3 Payment of Estimated Purchase Price at Closing. At the Closing, Pioneer shall deliver an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds, to such account or accounts as the Seller Representative may designate for disbursement to the Sellers.

2.4 Estimation and Reconciliation of the Purchase Price.

(a) Estimated Purchase Price. On or prior to the second Business Day prior to the Closing Date, the Seller Representative shall deliver to Pioneer a statement (the “Estimated Statement”) setting forth the Seller Representative’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”) and providing reasonable detail with respect to each adjustment to the Base Purchase Price required pursuant to Section 2.2. The Estimated Purchase Price shall be determined in accordance with GAAP consistent with the Acquired Companies’ past accounting practices. The amount set forth on the Estimated Statement shall be the amount of Estimated Purchase Price payable at the Closing pursuant to Section 2.3.

(b) Post-Closing Reconciliation. Within 180 days after the Closing, Pioneer shall prepare and deliver to the Seller Representative a statement (the “Reconciliation Statement”) setting forth Pioneer’s determination of the actual amount of the Purchase Price (the “Reconciled Purchase Price”) and providing reasonable detail with respect to each adjustment to the Base Purchase Price required pursuant to Section 2.2. The Reconciled Purchase Price shall be determined in accordance with GAAP consistent with the Acquired Companies’ past accounting practices. The Seller Representative may object to the Reconciliation Statement within sixty (60) days after its receipt thereof by delivering to Pioneer a response to the Reconciliation Statement setting forth each adjustment to the Base Purchase Price that is disputed by the Seller Representative, the particular elements comprising such adjustment that are disputed by the Seller Representative, and the Seller Representative’s good faith determination of the correct amount of each such adjustment and element. The Seller Representative will provide reasonable detail with respect to the nature of its dispute with each disputed adjustment and element and the manner of its determination of the amount(s) thereof.

(c) Final Determination of Purchase Price.

(i) If the Seller Representative does not deliver an objection to the Reconciliation Statement within the sixty-day period provided in Section 2.4(b), the Reconciled Purchase Price shown on the Reconciliation Statement shall be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).

(ii) If the Seller Representative delivers an objection to the Reconciliation Statement within the sixty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, Pioneer and the Seller Representative reach agreement on the amount of the Reconciled Purchase Price (whether by resolving each disputed item to their mutual satisfaction or compromising any or all disputed items), then the amount of Purchase Price so agreed by them will be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).

(iii) If the Seller Representative delivers an objection to the Reconciliation Statement within the sixty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, the difference in the amount of the Purchase Price determined by Pioneer and the amount of the Purchase Price determined by the Seller Representative (after reflecting the resolution of any disputed items by the parties) is less than or equal to $75,000, then the arithmetic mean between such two amounts shall be deemed to be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e).

(iv) If the Seller Representative delivers an objection to the Reconciliation Statement within the sixty-day period provided in Section 2.4(b) and, following good faith negotiation of the disputed items, the difference in the amount of Purchase Price determined by Pioneer and the amount of the Purchase Price determined by the Seller Representative (after reflecting the resolution of any disputed items by the parties) is greater than $75,000, then the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e) shall be determined in accordance with Section 2.4(d).

(d) Resolution of Disputes.

(i) In accordance with Section 2.4(c)(iv), Pioneer and the Seller Representative (on behalf of Sellers) shall promptly refer all remaining disputes concerning the Purchase Price to Ernst & Young LLP (or, if Ernst & Young LLP is not independent or otherwise refuses or is incapable of undertaking the resolution of such disputes, to such other nationally recognized independent accounting firm as may be reasonably acceptable to Pioneer and the Seller Representative) (as applicable, the “Independent Accounting Firm”), together with a statement of the Purchase Price asserted by the Seller Representative and by Pioneer. The Independent Accounting Firm will be instructed to resolve such disputes within sixty (60) days of the referral.

(ii) Pioneer and the Seller Representative will make available to the Independent Accounting Firm, at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 2.4(d), the work papers and back-up materials used in preparing the Reconciliation Statement and the Seller Representative’s objections to the Reconciliation Statement, and the books and records of the Sellers and the Acquired Companies relating to the Purchase Price. Pioneer and the Seller

Representative shall have the right to meet jointly with the Independent Accounting Firm during this period to present their respective positions. The Independent Accounting Firm’s decision shall be based solely on the presentations by Pioneer and the Seller Representative and not by independent review. The Independent Accounting Firm shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The amount of the Purchase Price determined by the Independent Accounting Firm pursuant to this Section 2.4(d) will be the final amount of the Purchase Price for purposes of making any adjustment required pursuant to Section 2.4(e). The resolution of disputes by the Independent Accounting Firm and its determination of the Purchase Price will be set forth in writing and will be conclusive and binding upon Pioneer, the Seller Representative, the Sellers and all other interested Persons. The determination of the Purchase Price by the Independent Accounting Firm will become final and binding upon the date of such determination.

(iii) Pioneer and the Seller Representative (on behalf of the Sellers) will each pay their own respective fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of disputes pursuant to this Section 2.4(d). Notwithstanding the foregoing, the fees and expenses of the Independent Accounting Firm incurred in connection with the resolution of disputes arising under this Section 2.4(d) will be paid by Pioneer and the Seller Representative in proportion to the difference between the Purchase Price determined by the Independent Accounting Firm and the respective amounts of the Purchase Price asserted by each such party at the time of the initial referral of the Purchase Price disputes to the Independent Accounting Firm.

(e) Post-Closing Adjustment Payments. The amount, if any, by which the final Purchase Price exceeds the Estimated Purchase Price shall be paid by Pioneer by wire transfer of immediately available funds to such account or accounts as the Seller Representative may designate for disbursement to the Sellers. The amount, if any, by which the Estimated Purchase Price exceeds the final Purchase Price shall be paid by the Seller Representative (on behalf of the Sellers) by wire transfer of immediately available funds to such account or accounts as Pioneer may designate. Any payment pursuant to this Section 2.4(e) will be (i) due and payable five (5) Business Days following the determination of the final Purchase Price pursuant to Section 2.4(c) (and if necessary Section 2.4(d)) and (ii) deemed to be an adjustment to the Estimated Purchase Price.

(f) Availability of Records. Pioneer will make available to the Seller Representative and its accountants and other representatives, at reasonable times and upon reasonable notice (and copies thereof at Pioneer’s sole cost and expense), at any time during (i) the review by the Seller Representative of the Reconciliation Statement and (ii) the pendency of any dispute resolution under Section 2.4(d), the books and records of the Acquired Companies relevant to the Purchase Price.

2.5 Allocation of Purchase Price. Pioneer and the Sellers shall treat for all Tax purposes (including the filing of all Tax Returns) $134,413,000 as the amount that Pioneer pays at the Closing to the Sellers for all the capital stock of WEDGE Wireline and shall treat for all Tax purposes (including the filing of all Tax Returns) the balance of the Purchase Price that Pioneer pays at the Closing to the Sellers as having been paid for the limited liability company interests of WEDGE Fishing and of WEDGE Well. Any adjustments to the Purchase Price pursuant to Section 2.4(e) or Section 10.6 shall increase or decrease, as the case may be, the amount that is so treated as having been paid for (a) all of the capital stock of WEDGE Wireline or (b) the limited liability company interests of WEDGE Fishing and of WEDGE Well to the extent that such adjustment is determined by facts that relate to (x) WEDGE Wireline or (y) WEDGE Fishing or WEDGE Well, respectively. The amount (as adjusted) that is treated as having been paid for all of the limited liability company interests of WEDGE Fishing and of WEDGE Well shall be allocated for federal income Tax purposes among the assets of WEDGE Fishing and the assets of WEDGE Well in accordance with their respective fair market values. Each of Pioneer and the Sellers may file its Tax Returns reflecting the allocation of such amount among the assets of WEDGE Fishing and the assets of WEDGE Well as determined by it. In an effort to use the same values for such purposes, Pioneer agrees to provide the Seller Representative with information as to the fair market values that it intends to use for such filings and Seller Representative agrees to provide Pioneer with information as to the fair market values that the Sellers intend to use for such filings.

2.6 The Closing.

(a) Date and Location of Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article 7 (other than conditions that are to be satisfied by actions taken at the Closing), and in no event later than three Business Days after such satisfaction or waiver, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the office of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002, or at such other time and place or on such other date as Pioneer and the Seller Representative may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Pioneer each of the following:

(i) a certificate signed by the Seller Representative to the effect that each of the conditions specified in Section 7.1(a) through Section 7.1(c), inclusive, has been satisfied with respect to WEDGE Oil & Gas and WEDGE Energy;

(ii) a certificate signed by the Secretary of WEDGE Energy attesting to the resolutions of the Board of Directors of WEDGE Energy attached thereto authorizing this Agreement, the Purchase Transaction and the other transactions contemplated by this Agreement;

(iii) a certificate signed by the Secretary of WEDGE Oil & Gas attesting to the resolutions of the Board of Directors of WEDGE Oil & Gas attached thereto authorizing this Agreement, the Purchase Transaction and the other transactions contemplated by this Agreement;

(iv) certificates of the Secretary of State of the State of Delaware as to the legal existence and good standing of each Company in the State of Delaware;

(v) certificates representing all of the issued and outstanding shares of capital stock of WEDGE Wireline, duly endorsed in blank by the Seller named thereon or accompanied by stock powers duly executed in blank by the Seller named thereon;

(vi) certificates representing all of the issued and outstanding limited liability company interests of WEDGE Fishing and WEDGE Well (to the extent certificated), duly endorsed in blank by WEDGE Energy or accompanied by interest transfer powers duly executed in blank by WEDGE Energy;

(vii) an Assignment of Limited Liability Company Interests, in form and substance reasonably satisfactory to Pioneer and the Seller Representative, with respect to all of the issued and outstanding limited liability company interests of WEDGE Fishing and WEDGE Well, each duly executed by WEDGE Energy;

(viii) a receipt for the Estimated Purchase Price paid to the Seller Representative at the Closing;

(ix) a direct-pay unconditional irrevocable sight draft letter of credit for the account of the Seller Representative (on behalf of the Sellers) in favor of Pioneer (on behalf of the Pioneer Indemnitees) in the sum of $25,000,000, substantially in the form attached hereto as Exhibit A (the “Initial Letter of Credit”), duly issued or confirmed by a U.S. Bank;

(x) copies of all governmental and third-party filings, licenses, consents, authorizations, waivers and approvals required pursuant to Section 7.1(d);

(xi) the resignation of each director or officer of each Acquired Company, effective as of the Closing;

(xii) a Non-Competition Agreement, in the form attached hereto as Exhibit B (the “WEDGE Non-Competition Agreement”), duly executed by WEDGE Parent and WOG Holdings, L.L.C.;

(xiii) a Confidentiality and Non-Competition Agreement, in the form attached hereto as Exhibit C (each an “Employee Non-Competition Agreement”), duly executed by each of Joe Eustace, Joe Freeman and Randy Watson;

(xiv) an Administrative Services Agreement, in form and substance reasonably satisfactory to Pioneer and the Seller Representative (the “Services Agreement”), duly executed by WEDGE Parent or one of its Affiliates;

(xv) a Trademark License Agreement, in form and substance reasonably satisfactory to Pioneer and the Seller Representative (the “Trademark License”), with respect to the grant of a royalty-free license to Pioneer of the right to use the trademark “WEDGE” (and the right to use each domain name including the word “WEDGE” used by the Acquired Companies prior to the Closing) for a period of twelve (12) months immediately following the Closing solely in connection with the wireline, workover rig services and fishing tool industries, duly executed by WEDGE Parent;

(xvi) a Release, in the form attached hereto as Exhibit D (each, a “D&O Release”), duly executed by each person set forth on Exhibit E;

(xvii) a Termination and Release Agreement with respect to the Log-Tech consulting agreements, in form and substance reasonably satisfactory to Pioneer and the Seller Representative, duly executed by each of Daley, Patterson and Grissom;

(xviii) an assignment, bill of sale and/or other appropriate conveyance instruments, in form and substance reasonably satisfactory to Pioneer and the Seller Representative, duly executed by each Seller and/or other Related Party, with respect to the assignment by such Sellers and Related Parties of all of their respective right, title and interest in and to the domain names (other than domain names including the word “WEDGE”) and other assets set forth in Section 3.11(e) of the Disclosure Schedule;

(xix) written evidence reasonably satisfactory to Pioneer that all Indebtedness related to the Wachovia Loan Documents has been repaid by WEDGE Energy at the Closing and that all Security Interests relating to the Wachovia Loan Documents have been released or terminated;

(xx) bank signature authorization cards for each of the bank accounts of each Acquired Company authorizing up to four people designated by Pioneer to make deposits thereto and withdraw funds therefrom;

(xxi) a statement, in a form reasonably satisfactory to Pioneer, executed by each Seller of WEDGE Wireline certifying either (A) that such Seller is not a foreign person and is not a disregarded entity pursuant to section 1.1445-2(b)(2) of the Treasury Regulations or (B) that the capital stock of WEDGE Wireline is not U.S. real property interest pursuant to sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations;

(xxii) a statement, in a form reasonably satisfactory to Pioneer, executed by WEDGE Energy as the Seller of WEDGE Fishing and WEDGE Well pursuant to section 1.1445-2(b)(2) of the Treasury Regulations certifying that WEDGE Energy is not a foreign person and is not a disregarded entity; and

(xxiii) such other documents or instruments as Pioneer may reasonably request in order to effect the Purchase Transaction and the other transactions contemplated hereby.

(c) Closing Deliveries by Pioneer. At the Closing, Pioneer shall deliver, or cause to be delivered, each of the following:

(i) to the Sellers, a certificate signed by an executive officer of Pioneer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) has been satisfied;

(ii) to the Seller Representative, the Estimated Purchase Price (as provided in Section 2.3);

(iii) to WEDGE Parent, the WEDGE Non-Competition Agreement, duly executed by Pioneer;

(iv) to each counterparty thereto, each of the Employee Non-Competition Agreements, duly executed by Pioneer;

(v) to the Seller Representative, the Services Agreement, duly executed by Pioneer;

(vi) to WEDGE Parent, the Trademark License Agreement, duly executed by Pioneer; and

(vii) to the Sellers, such other documents or instruments as the Seller Representative may reasonably request in order to effect the Purchase Transaction and the other transactions contemplated hereby.

(d) Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

WITH RESPECT TO THE ACQUIRED COMPANIES

As a material inducement to Pioneer to enter into this Agreement and to consummate the transactions contemplated hereby, (i) WEDGE Oil & Gas and WEDGE Energy hereby jointly and severally represent and warrant to Pioneer that the statements contained in this Article 3 as they relate solely to WEDGE Fishing and WEDGE Well and their respective Subsidiaries are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, and (ii) each of the Sellers hereby jointly and severally represents and warrants to Pioneer that the statements contained in this Article 3 (except as they relate solely to WEDGE Fishing and WEDGE Well and their respective Subsidiaries) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing, in each case except as set forth in the disclosure schedule of the Sellers attached hereto (the “Disclosure Schedule”), which will be arranged to correspond to the numbered and lettered sections and subsections contained in this Article 3.

3.1 Organization of the Companies. WEDGE Wireline is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. WEDGE Fishing is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. WEDGE Well is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Subsidiaries and Pending Acquisitions.

(a) Subsidiaries. Section 3.2(a) of the Disclosure Schedule sets forth a list of each corporation, limited liability company, partnership, joint venture or other enterprise or entity in which any Company owns, beneficially or of record, directly or indirectly, any shares of capital stock or any equity interest (each, a “Subsidiary” and, collectively, the “Subsidiaries”) and, for each Subsidiary, the jurisdiction of its incorporation or formation. Each of the Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of their incorporation or formation. The Companies and the Subsidiaries (in each case excluding Phoenix Surveys, Inc. (“Phoenix”) and Prairie Investors d/b/a Competition Wireline Services (“Prairie”)) are sometimes referred to herein individually as an “Acquired Company” and collectively as the “Acquired Companies.”

(b) Pending Acquisition. The Sellers have provided to Pioneer a true, accurate and complete copy of that certain Asset Purchase Agreement, dated as of December 1, 2007, among WEDGE Wireline, Phoenix and John Puryear, Sandra N. Puryear and Gary Fisher (the “Phoenix Purchase Agreement”), pursuant to which WEDGE Wireline acquired substantially all of the assets of Phoenix.

3.3 Qualification; Corporate Power. Each of the Acquired Companies is qualified to conduct business and is in good standing under the Laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except for such failures to be so qualified as would not be material. Each of the Acquired Companies has full power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

3.4 Corporate Records / Authority.

(a) WEDGE Wireline. The Certificate of Incorporation and Bylaws of WEDGE Wireline previously delivered to Pioneer are correct and complete and reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the stockholders and board of directors of WEDGE Wireline and the stock ledger and stock transfer books of WEDGE Wireline, all of which have been previously furnished to Pioneer, are correct and complete in all material respects and accurately reflect the record holders of all outstanding capital stock and other equity securities issued by WEDGE Wireline.

(b) WEDGE Fishing and WEDGE Well. The Certificate of Formation and the limited liability company agreement of each of WEDGE Fishing and WEDGE Well previously delivered to Pioneer are correct and complete and reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the members and board of directors of each of WEDGE Fishing and WEDGE Well and the limited liability company interest ledger and transfer books of each of WEDGE Fishing and WEDGE Well, all of which have been previously furnished to Pioneer, are correct and complete in all material respects and accurately reflect the record holders of all outstanding limited liability company interests and other equity securities issued by each such Company.

(c) Subsidiaries. The charter documents of each of the Subsidiaries previously delivered to Pioneer are correct and complete and reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the equity owners and governing body of each of the Subsidiaries and the equity ownership ledger and transfer books of each of the Subsidiaries, all of which have been previously furnished to Pioneer, are correct and complete in all material respects and accurately reflect the record holders of all outstanding equity securities issued by each such Subsidiary.

(d) Authorized Actions. All material actions taken by each Acquired Company since October 1, 2004 have been duly authorized to the extent so required by applicable Laws and the charter documents of such Acquired Company.

3.5 Non-contravention. Except as set forth in Section 3.5 of the Disclosure Schedule, neither the execution and delivery by the Sellers of this Agreement and the other agreements contemplated hereby to which any Seller is party, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (a) violate in any material respect any Law, Order or other restriction to which any Acquired Company is subject, (b) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of WEDGE Wireline, (c) violate or conflict with any provision of the Certificate of Formation or the limited liability company agreement of either WEDGE Fishing and WEDGE Well or (d) violate or conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Company Contract or any Security Interest to which any Acquired Company is a party or by which it is bound or to which any of its assets are subject, or result in any loss of any license, permit or governmental authority.

3.6 Governmental Consent. Except as set forth in Section 3.6 of the Disclosure Schedule, no Acquired Company is required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by the Sellers of this Agreement and the other agreements contemplated hereby to which any Seller is party or the consummation by the Sellers of the transactions contemplated hereby or thereby, except such declarations, registrations, filings, permits, licenses, consents, accreditations, exemptions, approvals or authorizations that are not customarily obtained or made prior to the consummation of transactions that are contemplated by this Agreement.

3.7 Capitalization.

(a) Capital Stock – WEDGE Wireline. The entire authorized capital stock of WEDGE Wireline consists solely of 10,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding. All of the issued and outstanding shares of common stock of WEDGE Wireline have been duly authorized, are validly issued, fully paid, and nonassessable, and are owned and held of record and beneficially by the Sellers as set forth on Schedule I, free and clear of any Security Interests, other than Security Interests arising under the Wachovia Loan Documents, which Securities Interests will be released at the Closing.

(b) Limited Liability Company Interests – WEDGE Fishing and WEDGE Well. WEDGE Energy is the owner, beneficially and of record, of all of the existing and outstanding limited liability company interests of each of WEDGE Fishing and WEDGE Well, free and clear of any Security Interests. The outstanding limited liability company interests of each of WEDGE Fishing and WEDGE Well have been duly authorized, are validly issued and are fully paid and nonassessable. Neither WEDGE Fishing nor WEDGE Well has any other equity securities authorized or outstanding, other than Security Interests arising under the Wachovia Loan Documents, which Securities Interests will be released at the Closing.

(c) Equity Securities – Subsidiaries. Section 3.7(c) of the Disclosure Schedule sets forth (i) for each Subsidiary that is a corporation, (A) the number of shares of each class of capital stock that such corporation is authorized to issue, (B) the number of shares of each such class of capital stock that are issued and outstanding and (C) the number of shares of each such class of capital stock that are owned, beneficially or of record, by each Acquired Company and (ii) for each such Subsidiary that is not a corporation, the classes of equity interests of such entity and the percentage of each such class of equity interests that is owned, beneficially or of record, by each Acquired Company. All of the outstanding equity interests of each Subsidiary have been duly authorized, are validly issued, fully paid, and nonassessable, and are free and clear of any Security Interests, other than Security Interests arising under the Wachovia Loan Documents, which Securities Interests will be released at the Closing. No Subsidiary has any equity securities authorized or outstanding that are not described in Section 3.7(c) of the Disclosure Schedule.

(d) Absence of Purchase and Other Rights. Except as described in Section 3.7(d) of the Disclosure Schedule, there are no (i) outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any Acquired Company is a party or that are binding upon any Acquired Company providing for the issuance, disposition or acquisition of any Acquired Company’s equity securities, (ii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Acquired Company and there are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any shares of the capital stock, limited liability company interests or other equity securities of any Acquired Company, (iii) voting trusts, proxies or any other agreements, restrictions or understandings with respect to the voting of the capital stock, limited liability company interests or other equity securities of any Acquired Company, (iv) registration rights granted by any Acquired Company or (v) management rights regarding any Acquired Company granted to any Person.

3.8 Financial Statements.

(a) Annual and Current Financial Statements. The Sellers have furnished Pioneer with the following financial statements (collectively, the “Financial Statements”): (i) the audited combined balance sheets of the Business and the measurement and controls business of WEDGE Energy (together with the Business, the “WEDGE Energy Business”) as of December 31, 2004, December 31, 2005 and December 31, 2006, and the related statements of income, cash flows and changes in owners’ equity for each of the fiscal years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited combined balance sheet of the WEDGE Energy Business as of December 31, 2007 (the “Latest Balance Sheet Date”) and the related statements of income and cash flows for the twelve-month period then ended (collectively, the “Current Financial Statements”). The balance sheet described in Section 3.8(a)(ii) is referred to herein as the “Latest Balance Sheet.”

(b) Accuracy of Financial Statements. The Financial Statements (including in all cases any notes thereto) have been prepared from the books and records of the Acquired Companies (which are accurate and complete in all material respects), have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present in all material respects the financial condition and results of operations, cash flows and changes in owners’ equity as at the dates of, and for the periods covered by, such Financial Statements, except that the Current Financial Statements do not include footnotes (which, if presented, would not differ materially from those included in the Annual Financial Statements) and are subject to customary year-end adjustments (the effect of which, except with respect to income Taxes, will not, individually or in the aggregate, be material to such Current Financial Statements).

(c) Capital Expenditures. Section 3.8(c) of the Disclosure Schedule sets forth (i) a description of all Qualified Capital Expenditures paid or accrued by any Acquired Company between May 31, 2007 and December 31, 2007, (ii) a schedule of the Qualified Capital Expenditures made or anticipated to be made between January 1, 2008 and February 29, 2008 (including the estimated amounts thereof) and (iii) a true and complete description of all other Qualified Capital Expenditures that any Acquired Company has, as of the date of this Agreement, committed to make after the Closing (including the estimated amounts thereof).

(d) Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company or, except as set forth in Article 11, any Seller with respect to the Business or any Acquired Company.

(e) No Undisclosed Liabilities. No Acquired Company has any Liability, except for (i) Liabilities set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), (ii) current Liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which arose out of any Proceeding), (iii) Liabilities arising in the Ordinary Course of Business under Company Contracts and (iv) Liabilities arising out of matters reflected in Section 3.18 of the Disclosure Schedule.

3.9 Recent Events. Since December 31, 2006, the Business has not experienced any Material Adverse Change. Except as set forth in Section 3.9 of the Disclosure Schedule, without limiting the generality of the foregoing, since September 30, 2007:

(a) no Acquired Company has operated outside of the Ordinary Course of Business or engaged in any transaction outside of the Ordinary Course of Business (except with respect to this Agreement and the Purchase Transaction);

(b) no Acquired Company has sold, leased, transferred or assigned any of its assets or properties, tangible or intangible outside of the Ordinary Course of Business, other than Rig 6 and Rig 8;

(c) no Acquired Company has canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

(d) no Acquired Company has experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or properties (other than ordinary wear and tear not caused by neglect) in excess of $100,000 in the aggregate;

(e) no Acquired Company has issued, sold or otherwise disposed of any of its capital stock or limited liability company interests (as applicable), or granted any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock or limited liability company interests (as applicable);

(f) no Acquired Company has entered into any transaction, arrangement or contract with, or distributed or transferred any property or other assets to, any Related Party, other than salaries and employee benefits and other transactions pursuant to any Company Employee Benefit Plan in the Ordinary Course of Business;

(g) no Acquired Company has amended or modified any Company Employee Benefit Plan in any respect other than (i) any increase in salary or payment of bonus, which are discussed in clause (h) below, or (ii) any amendments and modifications required to comply with Law and reflected in true and complete copies of such Company Employee Benefit Plans delivered to Pioneer to the extent such Company Employee Benefit Plans are in writing;

(h) no Acquired Company has granted any increase in the salary of any of its employees at the manager level or higher or officers, or paid any bonus to any of such persons, and no Acquired Company has committed to grant any such increase or pay any such bonus;

(i) WEH Services LLC has not granted any increase in the salary of any of its employees who are providing services to the Business as of the date of this Agreement or paid any bonus to any of such employees; and

(j) no Acquired Company has committed to any of the foregoing.

3.10 Contracts.

(a) Status of Company Contracts. Each Company Contract is (i) a valid and legally binding agreement of each Acquired Company that is party thereto and, to the Knowledge of the Sellers, of each other party to such Contract, (ii) in full force and effect and (iii) enforceable against each party thereto in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (y) Laws relating to the availability of and/or other equitable remedies. Except as set forth in Section 3.10(a) of the Disclosure Schedule, there has been no material breach or default by any Acquired Company or, to the Knowledge of the Sellers, by any other party (or event that with the passage of time, the giving of notice or both would constitute a breach or default) under any Company Contract that has not been cured or waived. Each Acquired Company has performed in all material respects the obligations required to be performed by it under each Company Contract and is not in receipt of any notice of termination or written claim of default under any such Company Contract. Since December 31, 2006, no party to any Company Contract has notified any Acquired Company or any Seller in writing of any threat or intention to terminate or materially alter its relationship with any Acquired Company or the Business. The Sellers have previously provided to Pioneer (or its legal counsel) a true and complete copy of all written Material Contracts, together with all amendments, waivers or other changes thereto, as in effect on the date of this Agreement.

(b) Material Contracts. Section 3.10(b) of the Disclosure Schedule sets forth each Company Contract of a type described below (each a “Material Contract”):

(i) for the sale of goods or provision of services by the Acquired Companies, other than (A) any such Contract that (i) did not generate gross revenues to the Acquired Companies in excess of $175,000 during the twelve months immediately preceding the date of this Agreement and (ii) is not reasonably anticipated to generate gross revenues to the Acquired Companies in excess of $175,000 during the twelve months immediately following the date of this Agreement, (B) an unwritten Contact entered into in the Ordinary Course of Business or (C) a master services agreement that is disclosed pursuant to Section 3.10(b)(v);

(ii) for capital expenditures or the purchase of materials, supplies, merchandise, equipment or other goods or services by the Acquired Companies requiring annual or aggregate payments by the Acquired Companies in excess of $175,000, including Company Contracts related to Qualified Capital Expenditures;

(iii) pursuant to which any Acquired Company leases real property or any interest therein (the “Real Property Leases”);

(iv) pursuant to which any Acquired Company leases personal property (whether capital leases, operating leases or conditional sales agreements) requiring annual or aggregate payments by the Acquired Companies in excess of $175,000;

(v) that is a master services agreement;

(vi) that relates to Intellectual Property, including all royalty agreements and licenses (other than licenses for commercially available “off-the-shelf” software where an Acquired Company is licensee); and

(vii) for employment or consulting services or relating to the termination or severance of employment or consulting services (including any Company Contract in which any Acquired Company is the beneficiary of a non-competition or similar covenant or agreement), other than unwritten Company Contracts for at-will employment.

(c) Disfavored Contracts. Section 3.10(c) of the Disclosure Schedule sets forth each Company Contract:

(i) entered into other than in the Ordinary Course of Business;

(ii) between any Acquired Company and any Related Party (other than Company Contracts for employment or consulting services listed in Section 3.10(b)(vii) of the Disclosure Schedule);

(iii) pursuant to which any Acquired Company is obligated to provide indemnification to any Person (other than pursuant to warranties given by an Acquired Company with respect to the goods or services sold or provided by such Acquired Company in the Ordinary Course of Business);

(iv) involving hedges or swaps (interest rate or currency), futures, derivatives or similar instruments, regardless of value;

(v) that impose (or could by their terms impose) any material restriction on any Acquired Company with respect to its geographical area of operations or scope or type of business;

(vi) that impose (or could by their terms impose) any exclusivity obligation in connection with any Acquired Company’s sale or purchase of goods or services;

(vii) relating to a joint venture, partnership (including a partnership solely for tax purposes) or similar entity, or otherwise involving a sharing of profits or losses, other than the limited liability company agreements of the Acquired Companies (if applicable);

(viii) any loan or credit agreement, note, bond, mortgage, indenture, letter of credit or other similar agreement or instrument;

(ix) pursuant to which any assets or properties of any Acquired Company are subject to any Security Interests;

(x) relating to the direct or indirect guarantee or assumption of the obligations of any other Person, including any arrangement that has the economic effect, although not the legal form, of a guarantee; or

(xi) with a labor union or labor association, including collective bargaining agreements.

3.11 Title to and Condition of Assets and Properties.

(a) Owned Real Property. Section 3.11(a) of the Disclosure Schedule sets forth a list of all real estate owned by any Acquired Company (collectively, the “Owned Real Property”) and identifies the record owner of each parcel of Owned Real Property. The Acquired Company that is the record owner of each parcel of Owned Real Property has good and indefeasible title in fee simple to such Owned Real Property, free and clear of all Security Interests and other defects in or exceptions to title, other than (1) Security Interests arising under the Wachovia Loan Documents and (2) as do not materially affect the value of such property and do not interfere in any material respect with the use made of such property in the Business.

(b) Leased Real Property. The Real Property Leases cover all of the real estate leased by any Acquired Company (collectively, the “Leased Real Property”). The Acquired Company named as lessee under each Real Property Lease holds a valid, subsisting and enforceable leasehold interest under such Real Property Lease, with such exceptions as do not interfere in any material respect with the use made of such property in the Business.

(c) Real Property Generally. No Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any of the Owned Real Property or the Real Property Leases, other than as contemplated by the Wachovia Loan Documents. The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Acquired Companies in connection with the Business. All of the Real Property has access to public roads and to all utilities necessary for the operation of the Business. To the Knowledge of the Sellers, there is no pending or contemplated condemnation or eminent domain proceeding with respect to any Real Property. There are no outstanding rights, options, rights of first refusal, rights of first offer, conditional sales or similar rights or agreements to purchase or otherwise acquire the Owned Real Property, or any portion thereof or interest therein. No Acquired Company is a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of the Real Property. Except as set forth in Section 3.11(c) of the Disclosure Schedule, there are no encroachments upon any of the parcels comprising the Real Property (other than such encroachments as would not affect the usability or marketability of the applicable parcel of Real Property) and no portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property.

(d) Title to Personal Property Assets. Except as set forth in Section 3.11(d) of the Disclosure Schedule, the Acquired Companies own good and valid title, free and clear of all Security Interests (other than Security Interests arising under the Wachovia Loan Documents, which Securities Interests will be released at the Closing), to all of the tangible personal property and assets of the Business shown on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date and all of the intangible personal property and assets of the Business, except (i) for tangible personal property and assets sold in the Ordinary Course of Business since the Latest Balance Sheet Date, (ii) obsolete assets discarded in the Ordinary Course of Business and (iii) Intellectual Property that is licensed for use in the Business.

(e) Condition and Sufficiency of Assets. All of the Acquired Companies’ workover rigs, wireline units, fishing and rental tools and related equipment and vehicles of the type described in Section 1.1 of the Disclosure Schedule are in good condition and repair, except for ordinary wear and tear not caused by neglect. All of the Acquired Companies’ buildings, improvements, fixtures, physical plant, machinery, equipment (including workover rigs, wireline units, fishing and rental tools and related equipment and vehicles of the type described in Section 1.1 of the Disclosure Schedule) and other material tangible assets (other than (1) workover rigs and wireline trucks under construction and (2) obsolete assets of insignificant value in the aggregate) are useable in the Ordinary Course of Business. The real and tangible personal property and assets shown on the Latest Balance Sheet or acquired by the Acquired Companies after the Latest Balance Sheet Date and the intangible personal property and assets owned or used by the Acquired Companies include all assets necessary to the conduct of the Business, consistent with the past customs and practices of the Business, other than (i) assets sold or otherwise disposed of for fair value to non-affiliated third parties in the Ordinary Course of Business, (ii) obsolete assets discarded in the Ordinary Course of Business, (iii) the Leased Real Property, (iv) equipment leased pursuant to Company Contracts disclosed pursuant to Section 3.10(b)(iv), and (v) items described in Section 3.11(e) of the Disclosure Schedule. Other than as set forth on Section 3.11(e) of the Disclosure Schedule and other than assets commercially available for an aggregate purchase price of no more than $50,000, no part of the Business and no asset, right or interest related to or employed in or reasonably necessary for the conduct of the Business is owned or held by any Person other than the Acquired Companies.

3.12 Intellectual Property.

(a) Title. The Acquired Companies own or have the right to use all Intellectual Property necessary for the operation of the Business as currently conducted. No current or former employee, agent, consultant or contractor has given any written (or, to the Knowledge of the Sellers, oral) notice to any Acquired Companies or any Related Party that asserts any claims to any Intellectual Property owned by any Acquired Company or to any other Intellectual Property used by any Acquired Company in a manner materially adverse to the rights of any Acquired Company therein. All employees, agents, consultants or contractors of any Acquired Company who have contributed to or participated in the creation or development of any material Intellectual Property: (i) created such materials in the scope of his or her employment with an Acquired Company (or any such predecessor in interest); (ii) is a party to a “work-for-hire” agreement under which such Acquired Company is deemed to be the original owner/author of all rights, title and interest therein; or (iii) has executed an assignment or an agreement to assign in favor of such Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material. Except as set forth in Section 3.12(d) of the Disclosure Schedule, to the Knowledge of the Sellers, each item of Intellectual Property owned by or licensed to the Acquired Companies immediately prior to the Closing will be owned or available for use by the Acquired Companies (A) on identical terms and conditions immediately after the

Closing or (B) pursuant to the Services Agreement. The Acquired Companies have taken all commercially reasonable action to protect in the United States each material item of Intellectual Property that it owns.

(b) No Infringement. To the Knowledge of the Sellers, the Acquired Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Acquired Companies nor any of their respective directors, managers, officers and employees with responsibility for Intellectual Property matters have since October 1, 2004 received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Companies.

(c) Owned Intellectual Property. Section 3.12(c) of the Disclosure Schedule identifies each currently in-force patent, registered trademark or registered copyright that has been issued to any Acquired Company, identifies each pending patent application or application for copyright registration that any Acquired Company has made, and identifies each license, agreement, or other permission that any Acquired Company has granted to any third party with respect to Intellectual Property owned by any Acquired Company (together with any exceptions). With respect to each item of Intellectual Property that any Acquired Company owns:

(i) the identified owner possesses all right, title, and interest in and to the item; and

(ii) except for activities in the normal course of obtaining registrations for Intellectual Property, no Proceeding is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, enforceability, use, or ownership of the item.

(d) Licensed Intellectual Property. Section 3.12(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any Acquired Company uses pursuant to license, sublicense, agreement, or permission (other than “off-the-shelf” software purchased for use in the day-to-day operations of the Business). The Sellers have delivered to Pioneer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property (including any such “off-the-shelf” software):

(i) to the Knowledge of the Sellers, the license, sublicense, agreement, or permission covering the item is (and, except for non-transferable licenses for commercially available “off-the-shelf” software, will continue to be on substantially identical terms immediately following the Closing) legal, valid, binding, enforceable and in full force and effect;

(ii) the underlying item of Intellectual Property is not subject to any outstanding Order to which any Acquired Company is subject or by which its assets are bound; and

(iii) no Proceeding is pending or, to the Knowledge of the Sellers, threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

3.13 Accounts Receivable. All accounts receivable reflected on the Latest Balance Sheet have been incurred in the Ordinary Course of Business consistent with past custom and practice.

3.14 Significant Customers. As of the date hereof, no customer that individually accounted for more than $500,000 of the gross revenues of the Business during the twelve-month period ended December 31, 2007 (each, a “Significant Customer”) has canceled or otherwise terminated, or made any threat to any Acquired Company or any Seller to cancel or otherwise terminate, its relationship with the Business or any Acquired Company. Section 3.14 of the Disclosure Schedule lists (a) each Significant Customer and the gross revenues received by each Acquired Company from such Significant Customer during the twelve-month period ended December 31, 2007 and (b) each Contract with any customer that has been entered into or terminated (or both) since January 1, 2007, other than any customer Contract from which the Business received, in the aggregate for all periods, gross revenue of less than $500,000.

3.15 Employees. The Acquired Companies are, and at all times since October 1, 2004 have been, in compliance in all material respects with all applicable Laws respecting terms and conditions of employment, including applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. Except as set forth in Section 3.18 of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Sellers, reasonably expected or threatened, between any Acquired Company, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. Except as set forth in Section 3.18 of the Disclosure Schedule, there are no material claims pending (or, to the Knowledge of the Sellers, reasonably expected or threatened) against any Acquired Company under any workers’ compensation or long-term disability plan or policy. No Acquired Company is party to any collective bargaining agreement or other labor union contract nor, to the Knowledge of the Sellers, are there any activities or proceedings of any labor union to organize any employees of the Business. There is no (and since October 1, 2004 has not been any) labor strike, slowdown or work stoppage or lockout pending against the Business or any Acquired Company. The Acquired Companies have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation that became due and payable through the date of this Agreement.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Disclosure Schedule contains an accurate and complete list of all Employee Benefit Plans (i) maintained, sponsored or contributed to by any Acquired Company, (ii) to which any Acquired Company is obligated to contribute or (iii) with respect to which any Acquired Company has any liability or potential liability (whether direct or indirect, including all Employee Benefit Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), (c) and (m) of the Code, of which any Acquired Company is a member to the extent such Acquired Company has any liability or potential liability with respect to such Employee Benefit Plans). The Employee Benefit Plans disclosed or required to be disclosed in Section 3.16(a) of the Disclosure Schedule are referred to collectively herein as the “Company Employee Benefit Plans.”

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedule, no Acquired Company contributes to, has any obligation to contribute to or has any material liability or potential liability (including actual or potential withdrawal liability, as applicable) with respect to (i) any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) any employee benefit plan of the type described in Section 4063 and 4064 of ERISA or in Section 413(c) of the Code (and regulations promulgated thereunder), (iii) any “employee pension benefit plan” (within the meaning set forth in ERISA Sec. 3(2)), whether or not terminated, or (iv) any Company Employee Benefit Plan, whether or not terminated, that provides health, life insurance, accident or other similar “welfare-type” benefits to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents, or other beneficiaries, other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage Law.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment or other service) (i) result in or cause any payment (whether of separation, severance or termination pay), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits with respect to any Company Employee Benefit Plan or any current or former director, officer or employee of any Acquired Company or give rise to any obligation to fund any such payment or benefit, (ii) limit the ability to amend or terminate any Company Employee Benefit Plan that will continue to be directly maintained or sponsored by an Acquired Company after the Closing or (iii) result in any payment or benefit that will or may be made that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code.

(d) With respect to each Company Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued for on the Financial Statements. No Company Employee Benefit Plan has any unfunded and unaccrued liabilities as of December 31, 2007.

(e) Each Employee Benefit Plan and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. No Acquired Company and no trustee or administrator of any Company Employee Benefit Plan, or other person has engaged in any transaction with respect to any Company Employee Benefit Plan that could subject any Acquired Company or any trustee or administrator of such Company Employee Benefit Plan, or any party dealing with such Company Employee Benefit Plan, to any material Tax or penalty (whether civil or otherwise) imposed by ERISA or the Code. Except as set forth in Section 3.18(e) of the Disclosure Schedule, no Proceedings with respect to the Company Employee Benefit Plans (other than routine claims for benefits) or any fiduciary or other person dealing with such Company Employee Benefit Plans are pending or, to the Knowledge of the Sellers, threatened and there are no facts that could reasonably give rise to or reasonably be expected to give rise to any such Proceedings.

(f) No underfunded “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, has been, during the six (6) years preceding the Closing, transferred out of the controlled group of companies (within the meaning of Sections 414(b), (c) and (m) of the Code) of which any Acquired Company is a member or was a member during such six-year period.

(g) No Seller, no Acquired Company and, to the Knowledge of the Sellers, no officer, director, employee or agent of any Seller or any Acquired Company has made any statements, whether oral or written, regarding the Company Employee Benefit Plans or other compensation or benefit arrangements to be maintained (or not to be maintained) by Pioneer or the Acquired Companies after the Closing that will result in additional liability to the Acquired Companies or Pioneer, whether direct or indirect, in excess of any existing liability of the Acquired Companies as of the Closing.

(h) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has either received a favorable determination letter from the IRS as to the qualification under the Code of such Employee Benefit Plan and the tax-exempt status of such related trust, or the applicable remedial amendment period for seeking such a determination has not expired. The Sellers have delivered to Pioneer a copy of the most recent such determination letter and, to the Knowledge of the Sellers, nothing has occurred since the date of such determination letter that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan or the tax-exempt status of such related trust.

(i) With respect to each Company Employee Benefit Plan, the Sellers have provided Pioneer with true, complete and correct copies, to the extent applicable, of (i) all documents pursuant to which the Company Employee Benefit Plans as currently in effect are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (iii) the two most recent financial statements, and (iv) all governmental rulings, determinations, and opinions (and pending requests for rulings, determinations or opinions).

(j) Except as set forth on Section 3.16(j) of the Disclosure Schedule, no Company Employee Benefit Plan sponsored or maintained by the Acquired Companies at the Closing or otherwise affecting the employees of the Business provides benefits subject to Section 409A of the Code.

3.17 Legal Compliance; Permits.

(a) Except as set forth in Section 3.18 of the Disclosure Schedule, the Business and each Acquired Company is, and at all times since October 1, 2004 has been, in compliance in all material respects with all applicable Laws that affect the Business or the properties or assets of any Acquired Company (including zoning, building code or subdivision ordinances and occupational health and safety Laws), and, except as set forth in Section 3.18 of the Disclosure Schedule, no Proceeding has been filed, commenced or, to the Knowledge of the Sellers, threatened against any Acquired Company or any Seller alleging any such violation.

(b) Except as set forth in Section 3.18 of the Disclosure Schedule, since October 1, 2004, neither any Acquired Company nor, to the Knowledge of the Sellers, any predecessor entity has received written notice (or, to the Knowledge of the Sellers, oral notice) from any governmental body regarding any material violation (or possible material violation) of any Law relating to its business, its business practices, its employment practices or the safety of working conditions in its facilities, or its employee pension or welfare benefit plans.

(c) The Acquired Companies possess and are in compliance in all material respects with all terms and conditions of all permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local government agencies required for the conduct of the Business (including those required by the Bureau of Alcohol, Tobacco, Firearms and Explosives and the Nuclear Regulatory Commission) and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law, Order or Employee Benefit Plan, or any notice or demand letter issued, entered, promulgated or approved thereunder applicable to the operation of the Business.

3.18 Litigation. Section 3.18 of the Disclosure Schedule sets forth each instance in which any Acquired Company (a) is subject to any unsatisfied Order, (b) is a party to any Proceeding or (c) to the Knowledge of the Sellers, has been threatened to be made a party to any Proceeding. Except as set forth in Section 3.18 of the Disclosure Schedule, to the Knowledge of the Sellers, there is no reasonable basis on which any other Proceeding may be brought or threatened against the Business or any Acquired Company.

3.19 Taxes.

(a) All Tax Returns that are required to be filed on or before the date hereof (taking into account any extension of time that has been obtained for the filing thereof) by any Acquired Company, any consolidated, combined, affiliated, aggregate or unitary group of which any Acquired Company is or has been a member, or with respect to any Tax for which any Acquired Company may be liable, in each case for any period beginning on or after January 1, 2004, have been timely filed in accordance with applicable Law with the appropriate Taxing Authority on or before the date hereof. All such Tax Returns and the information and data contained therein have been, in all material respects, properly and accurately compiled and completed under applicable Laws as to all matters and properly reflect, under applicable Laws, all Liabilities for Taxes for the periods covered by such Tax Returns. All Taxes due and owing under applicable Laws by each Acquired Company for any period beginning on or after January 1, 2004 (whether or not shown to be due and payable on such Tax Returns), have been paid in full. No Acquired Company and no Person on behalf of any Acquired Company has requested any extension of time within which to file any Tax Return for any period beginning on or after January 1, 2004, which Tax Return has not been filed.

(b) No Acquired Company is under audit or examination by any Taxing Authority with respect to any Tax, and since January 1, 2004, no written notice of such an audit or examination has been received by any Acquired Company, and, to the Knowledge of the Sellers, no audits, investigations or claims for or relating to Taxes are threatened against any Acquired Company. The Sellers have delivered to Pioneer copies of all examiners’ or auditors’ reports, notices of proposed adjustments or similar correspondence received by any Acquired Company or any Seller from any Taxing Authority with respect to any period beginning on or after January 1, 2004. There exists no proposed assessment of Taxes against any Acquired Company with respect to any period beginning on or and after January 1, 2004.

(c) All Tax Returns filed by each Acquired Company with respect to Tax years through the Tax year ended December 31, 2003, have been examined and closed by the appropriate Taxing Authority (and no deficiencies were asserted as a result of any such examinations that have not been resolved and fully paid) or are Tax Returns with respect to which the applicable period for assessment and collection under applicable Laws, after giving effect to extensions or waivers, has expired. No Tax Return filed by any Acquired Company with respect to any Tax period beginning on or after January 1, 2004, has been examined by any Taxing Authority, and no Acquired Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d) Copies of all federal, state, local and foreign Tax Returns of each Acquired Company for all taxable periods beginning on or after January 1, 2004, have been provided to Pioneer. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.

(e) Except as set forth in Section 3.19(e) of the Disclosure Schedule, no Acquired Company is a party to, bound by or has any obligation under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes, including any advance pricing agreement, closing agreement, compromise, ruling or other agreement with any Taxing Authority that relates to the assessment or collection of Taxes and which will not have been terminated prior to the Closing Date, and from and after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods).

(f) Except for liens for property Taxes not yet due and payable, there are no Security Interests for unpaid Taxes on the assets of any Acquired Company and no claim for unpaid Taxes has been made by any Taxing Authority that could give rise to any such Security Interest.

(g) Except as set forth in Section 3.19(g) of the Disclosure Schedule, no Acquired Company (i) is, or ever has been, a member of an “affiliated group” of corporations within the meaning of Section 1504 of the Code with respect to any period beginning on or after January 1, 2004, or (ii) has or may have any liability for any Tax of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

(h) The aggregate liability of the Acquired Companies for unpaid Taxes for all periods ending on or before the Latest Balance Sheet Date does not exceed the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Latest Balance Sheet. Since the Latest Balance Sheet Date, no Acquired Company has incurred Taxes other than Taxes incurred in the Ordinary Course of Business.

(i) Each Acquired Company has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by applicable Law to be withheld or collected on or after January 1, 2004, including withholding of Taxes pursuant to Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any state, local or foreign Law. Each Acquired Company has properly received and maintained any and all certificates, forms and other documents required by applicable Law for any exemption from withholding and remitting any Taxes that would otherwise have been withheld or collected on or after January 1, 2004.

(j) No Acquired Company is a party to any agreement, contract, arrangement or plan, individually or in the aggregate, that has resulted, or could result upon the consummation of the transactions contemplated by this Agreement, in (A) the payment of “excess parachute payments” within the meaning of Section 280G of the Code, or (B) an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.

(k) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Section 355 of the Code.

(l) No Acquired Company has engaged in any transaction described as a “reportable transaction” in Treasury Regulations Section 1.6011-4(b), including any transaction that is the same or substantially similar to a transaction that the IRS has determined to be a tax avoidance transaction or that the IRS has identified through a notice, Treasury Regulation or other form of published guidance as a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(m) No Acquired Company owns a direct interest in real estate that as a result of the consummation of the transactions contemplated by this Agreement would result in the imposition of any realty transfer Tax or similar Tax.

(n) Each of the entities set forth in Section 3.19(n) of the Disclosure Schedule will, at the Closing and on the day before the Closing Date, be disregarded for U.S. federal Tax purposes under Treasury Regulations §§ 301.7701-2 and 301.7701-3 (and state, local, and foreign tax purposes where applicable) (a “Disregarded Entity”) and, therefore, the purchase of the existing and outstanding limited liability company interests of each of such entities pursuant to this Agreement will be treated for U.S. federal income Tax purposes as the purchase by Pioneer of all the assets held by each of such entities. No action has been or will be taken prior to the Closing that would result in any of the entities set forth in Section 3.19(n) of the Disclosure Schedule being classified as an entity that is not a Disregarded Entity for U.S. federal tax purposes (and state, local, and foreign tax Law for purposes of which it is stated to be disregarded in such Section 3.19(n)).

(o) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any action by an Acquired Company, or by another Person that binds an Acquired Company, that was in either case taken at or before the Closing as to any:

(i) change in the method of accounting for a taxable period ending on or prior to the Closing Date of any Acquired Company;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed by an Acquired Company, or by another Person that binds an Acquired Company, on or prior to the Closing Date;

(iii) intercompany transaction that occurred on or before the Closing Date or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed as of the close of business on the Closing Date;

(iv) installment sale or open transaction disposition made by an Acquired Company on or prior to the Closing Date; or

(v) prepaid amount received by an Acquired Company on or prior to the Closing Date.

(p) Since January 1, 2004, no Acquired Company has received written notice that a claim has been made by any Taxing Authority or other governmental entity in a jurisdiction where the applicable Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to taxation by that jurisdiction.

3.20 Environmental Matters.

Except as set forth in Section 3.20 of the Disclosure Schedule:

(a) Each Acquired Company is, and for the last five years has been, in compliance in all material respects with all Environmental Laws.

(b) Each Acquired Company has obtained and is in compliance in all material respects with all material licenses, permits and other governmental authorizations required under Environmental Laws for the operations of the Acquired Companies as currently operated and the conduct of the Business as currently conducted (“Environmental Permits”), and all of such material Environmental Permits are valid and in full force and effect. To the Knowledge of the Sellers, there is no basis for the revocation, cancellation or suspension of any such Environmental Permits.

(c) Neither the Acquired Companies nor, to the Knowledge of the Sellers, any Relevant Property is subject to any material Order, which remains unresolved, pursuant to any Environmental Law or in connection with Hazardous Materials. To the Knowledge of the Sellers, no portion of any Relevant Property is part of a Superfund site under CERCLA or any similar ranking or listing under any state law.

(d) For the last five years, no Acquired Company has disposed of or released (meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment) any Hazardous Materials on, under or at any Relevant Property, other than in compliance in all material respects with applicable Environmental Laws and Environmental Permits.

(e) There are no material Environmental Liabilities relating to the Acquired Companies that arise out of the operations of the Acquired Companies prior to Closing, except for such Liabilities as have been satisfied or otherwise resolved. No valid and subsisting Security Interests arising under or pursuant to any applicable Environmental Laws exist against any property owned, used, operated or leased by any Acquired Company.

(f) No Acquired Company has received any written notice from any Person (including any governmental authority or the current or prior owner or operator of any Acquired Company’s properties or facilities) for the last five years alleging (i) any material violation or failure to comply by an Acquired Company with any Environmental Law, (ii) any obligation for any Acquired Company to undertake or bear the cost of any material Environmental Liabilities or (iii) any harm to the Environment for which an Acquired Company is potentially responsible at any Relevant Property or any other facility or property at or to which Hazardous Materials have been generated, manufactured, refined, processed, treated, used, imported, transferred, transported, stored, handled, disposed, recycled or received by any Acquired Company (or any third party for whose conduct any Acquired Company is responsible), including offsite disposal sites, except for such allegations which, if true, would not be material.

(g) To the Knowledge of the Sellers, Sellers have made available to Pioneer copies of all material final reports, studies, analyses and tests relating to compliance by the Business or an Acquired Company with Environmental Laws that have been generated in the last five years and are in the possession or control of any Acquired Company or any Seller.

The representations and warranties contained in this Section 3.20 are the only representations and warranties made by Seller with respect to the Environment or matters arising under Environmental Law.

3.21 Insurance. Section 3.21 of the Disclosure Schedule lists each insurance policy and self-insurance program maintained by each Acquired Company (excluding Employee Benefit Plans) and complete and correct copies of all such policies (or summary descriptions thereof) have been previously delivered to Pioneer. All such insurance policies are in full force and effect, and, to the Knowledge of the Sellers, no Acquired Company is in default with respect to its obligations under any of such insurance policies (including with respect to the payment of premiums), and, to the Knowledge of the Sellers, no event has occurred that, with notice or the lapse of time or both, would constitute such a default or permit termination, modification or acceleration under such policy. No Acquired Company and no Seller has received any written notice from or on behalf of any insurance carrier with respect to the policies described in Section 3.21 of the Disclosure Schedule that there has been or will be a cancellation or non-renewal of, or any material premium increase with respect to, any existing policies. There is no material claim by any Acquired Company pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy.

3.22 Illegal or Improper Payments. Since January 1, 2004, no Acquired Company, and no other Person for whom any Acquired Company may be liable, has:

(a) made any illegal political contributions;

(b) been involved in the disbursement or receipt of corporate funds outside of the Acquired Companies’ normal internal control systems of accountability;

(c) made or received payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or been involved in any transaction that has or had as its intended effect the transfer of funds or assets in the manner described; or

(d) been involved in the improper or inaccurate recording of payments and receipts on the accounting books of the Acquired Companies or any other matters of a similar nature involving disbursements of any Acquired Company’s funds or assets.

3.23 Related Party Transactions. No Related Party (a) is a party to any Contract with any Acquired Company or (b) is a party to any Contract that pertains to the Business or (c) has any interest in any property used in or pertaining to the Business, other than (i) Contracts for employment listed in Section 3.10(b)(vii) of the Disclosure Schedule, (ii) Contracts listed in Section 3.23 of the Disclosure Schedule and (iii) salaries, expense reimbursement and Company Employee Benefit Plans in respect of employment in the Ordinary Course of Business.

3.24 Brokers’ Fees. No Acquired Company has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Pioneer, any Acquired Company or any other Person could become liable or otherwise obligated.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

WITH RESPECT TO THEMSELVES

As a material inducement to Pioneer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller hereby severally and not jointly represents and warrants to Pioneer that the statements contained in this Article 4 are correct and complete as to such Seller as of the date of this Agreement and will be correct and complete as to such Seller as of the Closing.

4.1 Legal Existence or Capacity.

(a) Entity Sellers. Such Seller (if a limited liability company) is duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Seller (if a limited liability company) has full power and authority to (i) execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, (ii) perform its obligations under this Agreement and such other agreements and (iii) consummate the transactions contemplated by this Agreement. The execution and delivery by such Seller (if a limited liability company) of this Agreement and the other agreements contemplated hereby to which it is a party, the performance by such Seller of its obligations under this Agreement and such other agreements and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized on behalf of such Seller by all necessary company action.

(b) Individual Sellers. Such Seller (if a natural person) has the legal capacity to (i) execute and deliver this Agreement and the other agreements contemplated hereby to which he is a party, (ii) perform his obligations under this Agreement and such other agreements and (iii) consummate the transactions contemplated by this Agreement.

4.2 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by such Seller. The other agreements contemplated hereby to which such Seller is contemplated to be a party will be duly and validly executed and delivered at the Closing by such Seller. This Agreement constitutes (and the other agreements contemplated hereby to which such Seller is or will be a party will constitute upon execution and delivery thereof at the Closing by such Seller) the valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of and/or other equitable remedies.

4.3 Non-contravention. Neither the execution and delivery by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is or will be a party, nor the consummation by such Seller of the transactions contemplated hereby or thereby will (a) violate in any material respect any Law, Order or other restriction to which such Seller is subject, (b) violate or conflict with any provision of the governing documents of such Seller (if such Seller is a limited liability company) or (c) violate or conflict with in any material respect or result in a material breach of, or require any authorization, consent, approval, execution or other action by or notice to any third party under any

Contract or any Security Interest to which such Seller is a party, by which such Seller is bound or to which such Seller’s assets are subject where such violation, conflict or breach or such failure to obtain such authorization, consent, approval or execution or to take such other action or to give such notice would impair the ability of such Seller to perform its or his obligations under this Agreement and the other agreements contemplated hereby to which such Seller is or will be a party, or to consummate the transactions contemplated hereby or thereby.

4.4 Governmental Consent. Other than as may be required under the HSR Act, such Seller is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by such Seller of this Agreement and the other agreements contemplated hereby to which such Seller is party or the consummation by such Seller of the transactions contemplated hereby or thereby, except for such declarations, registrations, filings, permits, licenses, consents, accreditations, exemptions, approvals or authorizations that are not customarily obtained or made prior to the consummation of transactions that are contemplated by this Agreement.

4.5 Litigation. No Order is in effect, and no Proceeding is pending (or, to the knowledge of such Seller, threatened) by or before any governmental entity (foreign or domestic), against such Seller that, individually or in the aggregate, would reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

4.6 Title to Shares. Such Seller (a) is the sole record and beneficial owner of the Purchased Securities set forth adjacent to his, her or its name on Schedule I attached hereto, (b) owns such Purchased Securities free and clear of all Security Interests and (c) has the sole power to vote and dispose of such securities.

4.7 Brokers’ Fees. Such Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Pioneer, any Acquired Company or any other Person could become liable or otherwise obligated.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PIONEER

As a material inducement to the Sellers to execute this Agreement and consummate the transactions contemplated hereby, Pioneer hereby represents and warrants to the Sellers that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing.

5.1 Organization. Pioneer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Pioneer has full corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

5.2 Authorization of Transaction. Pioneer has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, to perform its obligations under this Agreement and such other agreements and to consummate the transactions contemplated by this Agreement. The execution and delivery by Pioneer of this Agreement and the other agreements contemplated hereby to which it is a party, the performance by Pioneer of its obligations under this Agreement and such other agreements and the consummation by Pioneer of the transactions contemplated by this Agreement have been duly authorized on behalf of Pioneer by all necessary corporate action.

5.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by Pioneer and the other agreements contemplated hereby to which Pioneer is a party will be duly and validly executed and delivered by Pioneer at the Closing. This Agreement constitutes (and the other agreements contemplated hereby to which Pioneer is a party will constitute upon execution and delivery thereof at the Closing) the valid and legally binding obligations of Pioneer, enforceable against Pioneer in accordance with their respective terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) Laws relating to the availability of and/or other equitable remedies.

5.4 Non-contravention. Neither the execution and delivery by Pioneer of this Agreement and the other agreements contemplated hereby to which Pioneer is a party, nor the consummation by Pioneer of the transactions contemplated hereby or thereby, will (a) violate in any material respect any Law, Order or other restriction to which Pioneer is subject, (b) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Pioneer or (c) violate or conflict with in any material respect, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any authorization, consent, approval, execution or other action by or notice to any third party under any Contract or any Security Interest to which Pioneer is a party or by which it is bound or to which any of its assets are subject.

5.5 Governmental Consent. Other than as may be required under the HSR Act, Pioneer is not required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution and delivery by Pioneer of this Agreement and the other agreements contemplated hereby to which it is party or the consummation by Pioneer of the transactions contemplated hereby or thereby, except such declarations, registrations, filings, permits, licenses, consents, accreditations, exemptions, approvals or authorizations that are not customarily obtained or made prior to the consummation of transactions that are contemplated by this Agreement.

5.6 Investigation and Agreement by Pioneer; No Other Representations or Warranties.

(a) Acknowledgements. Pioneer acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies, Prairie and Phoenix and their respective businesses and operations (collectively, the “Covered Businesses”), and Pioneer has been furnished with or given full access to such information about the Covered Businesses as it requested. In connection with Pioneer’s investigation of the Covered Businesses, Pioneer and its representatives have received from the Companies or their representatives certain projections and other forecasts for the Covered Businesses and certain estimates, plans and budget information. Pioneer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Pioneer is familiar with such uncertainties, (iii) Pioneer is not relying on such projections and other forecasts for the Covered Businesses or such estimates, plans and budget information, (iv) Pioneer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives and (iv) Pioneer will not (and will cause all of its Affiliates and all other Persons acting on its behalf to not) assert any claim or cause of action against the Sellers, the Acquired Companies or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect to such projections and other forecasts for the Covered Businesses or such estimates, plans and budget information, or hold any such other Person liable with respect thereto.

(b) Disclaimer of Additional Warranties. Pioneer agrees that, except for the representations and warranties in Article 3 and Article 4 (and in any certificate delivered at the Closing pursuant to Section 2.6(b)(i)), none of the Sellers, the Companies nor any of their respective Affiliates has made and shall not be deemed to have made to Pioneer or to any of its representatives or Affiliates any representation or warranty of any kind.

(c) Prairie and Phoenix. Pioneer acknowledges that it has received a copy of the Phoenix Purchase Agreement, which Sellers represent and warrant in Section 3.2(b) is a true, accurate and complete copy, and that negotiations are underway with respect to the proposed acquisition of Prairie by the Acquired Companies. Pioneer acknowledges and agrees that none of the Sellers is making any representations or warranties regarding the likelihood of any Acquired Company completing the purchase of Prairie or, if completed, regarding the effects of any such purchase on the assets, business, operations or financial condition of the Business. Pioneer agrees that none of the representations and warranties in this Agreement shall be deemed to include Prairie or Phoenix and that Pioneer is relying on its own independent investigation of both Prairie and Phoenix with respect to the subject matter covered by such representations and warranties.

5.7 Brokers’ Fees. Pioneer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

ARTICLE 6

COVENANTS

6.1 Affirmative Covenants Concerning the Acquired Companies. Between the date of this Agreement and the Closing, except as expressly contemplated by this Agreement, WEDGE Oil & Gas and WEDGE Energy covenant and agree that they will take all necessary action to cause each Acquired Company to:

(a) conduct its business and operations in the Ordinary Course of Business and maintain its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

(b) maintain its cash management practices and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in accordance with past custom and practice;

(c) maintain its current insurance policies in full force and effect, unless such policies are replaced with equal or greater coverage;

(d) maintain, repair and replace its assets consistent with its past practices;

(e) use all commercially reasonable efforts to maintain and preserve its present business organization in full force and effect, retain its present employees who are in good standing and maintain its material relationships with its agents, distributors, licensees, suppliers and customers;

(f) maintain in full force and effect the existence of all material trademarks, service marks, trade names, corporate names, copyrights, trade secrets, licenses and other Intellectual Property that are used or owned in connection with the Business;

(g) comply with all material legal requirements and contractual obligations applicable to or binding upon it;

(h) maintain all material authorizations, consents, accreditations, licenses, permits and approvals pertaining to it; and

(i) duly and timely file (by the due date or any duly granted extension thereof) all Tax Returns required by applicable Law to be filed with the appropriate Taxing Authorities, promptly pay all Taxes reflected on such Tax Returns or otherwise lawfully due, levied or assessed upon it or any of its properties, unless it is contesting such levy or assessment in good faith and, if appropriate, has established reasonable reserves therefor, and withhold or collect and pay to the proper Taxing Authorities or hold in separate bank accounts for such payment all Taxes required by Law to be so withheld or collected.

6.2 Negative Covenants Concerning the Acquired Companies. Between the date of this Agreement and the Closing, except as expressly contemplated by this Agreement, as approved in writing by Pioneer or as set forth in Section 6.2 of the Disclosure Schedule, WEDGE Oil & Gas and WEDGE Energy covenant and agree that they will take all necessary action to cause each Acquired Company to not:

(a) forgive, cancel, or waive any rights of material value or any material debts or other material obligations owed to it;

(b) amend its Certificate of Formation, limited liability company agreement or other charter documents;

(c) merge or consolidate with, or purchase substantially all of the equity securities or assets of, or otherwise acquire, any corporation, partnership, association or other business organization or entity or division thereof;

(d) enter into any employment, change in control, retention, transaction bonus or severance agreements;

(e) grant or pay any increases in salaries or bonuses other than in the Ordinary Course of Business;

(f) make, or commit to make, capital expenditures materially in excess of $250,000 in the aggregate or, in the case of Qualified Capital Expenditures, in excess of 107.5% of the amount shown in Section 3.8(c)(ii) of the Disclosure Schedule;

(g) enter into any Contract relating to Indebtedness, other than (i) trade payables incurred in the Ordinary Course of Business and (ii) for the purpose of making capital expenditures;

(h) enter into any new business relationships between any Acquired Company and (i) any Seller, (ii) the directors and officers of any Acquired Company or (iii) any family member or Affiliate of any of the foregoing;

(i) establish, enter into, amend, terminate or, except in the Ordinary Course of Business, contribute to any pension, retirement, profit sharing or equity-based bonus plan or any welfare benefit plan or multi-employer plan covering its employees, except for insurance premiums payable under any such welfare benefit plan or as required by Law;

(j) institute any material change in its methods of purchase, sale, lease or accounting (except as suggested by an Acquired Company’s auditors to conform such Acquired Company’s accounting practices to GAAP), or accelerate the collection of accounts receivable or delay the payment of accounts payable;

(k) mortgage, pledge or subject to any Security Interest (except those for Taxes not yet due and payable) any of its properties or assets;

(l) sell, assign or transfer any of its tangible assets except in the Ordinary Course of Business;

(m) sell, assign, transfer or encumber any of its patents or other Intellectual Property or other material intangible assets, or disclose any proprietary information to any Person except in the Ordinary Course of Business;

(n) make any loans or advances to any Person except advances in the Ordinary Course of Business not exceeding $25,000 in the aggregate;

(o) issue, sell, acquire or redeem any of its capital stock, membership interests or other equity securities;

(p) terminate, amend or modify any Contract or any governmental license, permit or other authorization other than in the Ordinary Course of Business;

(q) enter into (i) any Contract not in the Ordinary Course of Business, other than for Qualified Capital Expenditures or (ii) any other Contract that requires aggregate payments to or from any Acquired Company in excess of $25,000, other than (A) service agreements with Business customers on standard terms entered into in the Ordinary Course of Business or (B) for Qualified Capital Expenditures;

(r) take or omit to take any action reasonably anticipated to result in a Material Adverse Change;

(s)(i) make or revoke any Tax elections that would affect Pioneer or any Acquired Company for any taxable period (or portion thereof) after the Closing; (ii) settle, compromise or agree to settle or compromise any Tax liability; (iii) file any amended Tax Return; or (iv) change in any respect any Tax accounting method or practice or any accounting policies, methods or procedures;

(t) close or materially reduce any Acquired Company’s activities, or effect any layoff or other Acquired Company-initiated personnel reduction or change other than in the Ordinary Course of Business;

(u) hire or terminate the employment of any officer or key employee of the Business without cause; or

(v) enter into a binding commitment to do any of the foregoing.

6.3 Notice of Developments. The Seller Representative will give prompt written notice to Pioneer (a) of the occurrence of any event arising from or relating to the conduct of the Business that results in the death of, or serious injury to, any person or any material damage to the property of any Acquired Company or other Person (including any rig or truck), (b) of any development constituting a Material Adverse Change (and identifying it as such), (c) that any representation or warranty made by the Sellers herein was untrue or inaccurate in any material respect as of the date hereof, (d) of any matter or event first arising or occurring after the date hereof that, if existing or occurring on or before the date hereof, would have been required to be set forth, disclosed or described in the Disclosure Schedule in order for any representation or warranty made by the Sellers herein to be true and correct, (e) of any development materially and adversely affecting the ability of any Seller to consummate the transactions contemplated by this Agreement and (f) of any written notice or other written communication from any governmental or regulatory authority in connection with the transactions contemplated by this Agreement. No disclosure pursuant to this Section 6.3 shall be deemed to amend or supplement the Disclosure Schedule, as delivered by the Sellers on the date hereof, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, or to otherwise affect or diminish any representation, warranty, covenant, obligation or right in or under this Agreement (including rights to indemnification under Article 9).

6.4 Monthly Financial Statements. Within twenty (20) days following the end of each fiscal month of the Acquired Companies between the date of this Agreement and the Closing (inclusive of the fiscal month in which this Agreement is executed), the Seller Representative shall provide Pioneer with unaudited combined financial statements of the Acquired Companies for such fiscal month. Such financial statements must fairly present, in all material respects, the financial condition and results of operations of the Business as of the date and for the period referred to therein and be prepared in accordance with GAAP, consistently applied throughout the periods indicated, subject to the absence of footnote disclosure and normal year-end adjustments (none of which will be material).

6.5 Due Diligence. At all times prior to the Closing (or such earlier date on which this Agreement is terminated in accordance with Section 8.1), WEDGE Oil & Gas and WEDGE Energy shall (and shall cause the Acquired Companies to) permit Pioneer and its employees, accountants, legal counsel and other representatives (collectively, the “Pioneer Representatives”) to have access at all reasonable times to such premises, properties, books, records, Contracts, Tax records or documents of or pertaining to the Business or any Acquired Company as is reasonably requested by Pioneer. All information given to or acquired by Pioneer and its representatives in connection with the due diligence investigations contemplated by this Section 6.5 shall be subject to the confidentiality provisions set forth in the Non-Disclosure Agreement. Notwithstanding anything in this Agreement to the contrary, all investigation by Pioneer and the Pioneer Representatives pursuant to this Section 6.5 shall be subject to the following:

(a) the due diligence investigations contemplated by this Section 6.5 shall be completed on or before February 15, 2008 and thereafter Pioneer and its representatives shall have no further access to the personnel, customers, premises, properties, books, records,

Contracts, Tax records, and documents of or pertaining to the Business or any Acquired Company, except (i) to the extent that James M. Tidwell consents to any such investigations following such date and (ii) that the Sellers shall provide the information required by Section 6.4 and any other information specifically requested in writing by Pioneer’s lenders in connection with the financing contemplated by Section 7.1(g);

(b) the due diligence investigations contemplated by this Section 6.5 shall be conducted in such a manner as to cause the least possible interference with the normal business operations of the Acquired Companies;

(c) all requests for access to the premises, properties, books, records, Contracts, Tax records and documents of or pertaining to the Business or any Acquired Company shall be made to James M. Tidwell, Richard E. Blohm, Jr. or Wilfred Krenek, who shall be solely responsible for coordinating all such requests and all access permitted hereunder;

(d) neither Pioneer nor any of the Pioneer Representatives shall communicate with (i) any customers of the Business without the prior written consent of James M. Tidwell or Richard E. Blohm, Jr. or (ii) any personnel of the Business without the prior consent of James M. Tidwell or Richard E. Blohm, Jr.;

(e) WEDGE Oil & Gas and WEDGE Energy shall not be obligated to provide Pioneer or the Pioneer Representatives access to (i) any information that is subject to a valid and binding confidentiality agreement with a third party that prohibits such disclosure, which restricted information is described generally in Annex A or (ii) any information that is prohibited from disclosure by applicable privacy Laws;

(f) Pioneer shall not conduct any environmental sampling of any assets of any Acquired Company without the prior written approval of WEDGE Oil & Gas and WEDGE Energy;

(g) Pioneer and the Pioneer Representatives shall comply fully with all rules, regulations, policies and instructions issued by the Acquired Companies regarding all due diligence activities while upon, entering or leaving any property of the Acquired Companies; and

(h) PIONEER AND THE PIONEER REPRESENTATIVES HEREBY RELEASE THE SELLERS AND THE ACQUIRED COMPANIES FROM ANY CLAIM ARISING OUT OF OR RELATED TO DUE DILIGENCE ACTIVITIES BY OR ON BEHALF OF PIONEER, INCLUDING ANY CLAIM ARISING OUT OF THE SELLERS’ OR THE ACQUIRED COMPANIES’ NEGLIGENCE. PIONEER SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD THE SELLERS AND THE ACQUIRED COMPANIES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS AND LOSSES INCURRED BY OR ASSERTED AGAINST ANY SUCH PERSON ARISING OUT OF OR RELATING TO THE DUE DILIGENCE ACTIVITIES CONDUCTED BY PIONEER OR THE PIONEER REPRESENTATIVES PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.

6.6 Exclusivity. WEDGE Parent and each Seller covenants and agrees that it will not (and that it will not authorize any Acquired Company or other Person acting in concert with, at the direction of or on behalf of such Seller and/or any Acquired Company to), at any time prior to the Closing (or such earlier date on which this Agreement is terminated in accordance with Section 8.1), directly or indirectly: (a) initiate, or participate in the making of, a proposal or offer relating to an Alternative

Transaction, (b) solicit or encourage any third party to make a proposal or offer relating to an Alternative Transaction, (c) entertain or participate in any discussions or negotiations regarding a proposal or offer relating to an Alternative Transaction, (d) furnish any non-public information relating to the Business or any Acquired Company to any Person (other than Pioneer and its Representatives) in connection with an Alternative Transaction, (e) facilitate in any other manner the making by a third party of a proposal or offer relating to an Alternative Transaction or (f) accept, or enter into any agreement with respect to, a proposal or offer relating to an Alternative Transaction. “Alternative Transaction” means (i) any liquidation, dissolution, recapitalization, merger, consolidation, share exchange or other business combination involving a third party and any Acquired Company or any other entity owning, directly or indirectly, all or any material portion of the Business, (ii) any sale or pledge of, or grant of any rights with respect to, shares of capital stock or other equity interests of any Acquired Company or any other entity owning, directly or indirectly, all or any material portion of the Business, (iii) any sale of assets material to the operation of the Business outside of the Ordinary Course of Business and (iv) any other similar transaction involving any third party.

6.7 Taking of Necessary Action; Further Action. Each of the Parties covenants and agrees to use its reasonable best efforts to take all actions and to do all things necessary to satisfy (but not waive) the conditions of the other Parties specified in Article 7 and to effectuate the transactions contemplated hereby as promptly as possible. After the Closing, and without further consideration, each Seller covenants and agrees that it will execute and deliver to Pioneer such further instruments of transfer and assignment as Pioneer may reasonably request in order to more effectively convey and transfer the Purchased Securities to Pioneer. Each Party covenants and agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

6.8 401(k) Plan Rollovers. Pioneer shall cause the Pioneer Drilling Service, Ltd. 401(k) Plan (the “Pioneer Plan”) to accept, as soon as administratively feasible after Closing, eligible rollover contributions, including the rollover of outstanding plan loans such that they will continue to make payments under the terms of such loans under the Pioneer Plan, of the employees of the Acquired Companies who participate in the WEDGE Service Corporation 401(k) Profit Sharing Plan and who elect to make direct rollovers of their account balances into the Pioneer Plan, to the extent such rollovers are elected by such employees, subject to compliance with applicable law and reasonable administrative requirements of the Pioneer Plan.

6.9 Confidential Information.

(a) Definition. “Confidential Information” means (i) the terms and conditions of this Agreement (including the consideration to be paid hereunder) and the course of dealing between the Parties hereunder (including any dispute between the Parties), and (ii) any trade secrets, know-how, technical data or proprietary information of any Acquired Company, including information relating to products, properties, services, processes, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or products, databases, computer programs, other original works of authorship, marketing and sales plans, business plans, budgets and financial information, prices and costs, customer lists, supplier lists, information regarding the compensation of the employees and contractors of any Acquired Company and other non-public business information. The term “Confidential Information” includes all of the foregoing information, rights and materials, whether tangible or intangible, whether in written, oral, chemical, magnetic, photographic, optical or other form, in all stages of research and development, and whether now existing, or previously developed or created. “Confidential Information” does not include any information that is or becomes generally available to the public other than as a result, directly or indirectly, of a breach of this Section 6.9, or other legal or fiduciary obligation of confidentiality owing to Pioneer or any Acquired Company, by any Person that is subject to this Section 6.9.

(b) Covenant. Each Seller covenants and agrees that it will (and that it will cause each of its Affiliates, employees, agents and representatives to), for a period of seven (7) years after the Closing, maintain the confidentiality of the Confidential Information, using procedures no less rigorous than those used to protect and preserve the confidentiality of its own proprietary information and not, directly or indirectly: (i) use, disclose or permit any other Person to have access to any Confidential Information (except in the good faith performance of any employment or contractual obligations owed to any Acquired Company or, subject to Section 6.9(c), as required by applicable Law or legal process) or (ii) sell, license or otherwise exploit any products or services that embody, in whole or in part, any Confidential Information.

(c) Compulsory Disclosure. If any Person that is subject to this Section 6.9 is requested or required to disclose any Confidential Information pursuant to a subpoena, court order or other similar process, such Person must provide notice to Pioneer of such request or requirement so that Pioneer may seek an appropriate protective order. In the event that no such protective order is issued and such Person is, in the opinion of its counsel, compelled to disclose such Confidential Information under pain of liability for contempt of court or other censure or penalty, such Person may disclose such Confidential Information in accordance with and for the limited purpose of compliance with such subpoena, court order or process, without liability under this Section 6.9.

6.10 Releases. Effective as of the Closing, and in consideration of the payment of the portion of the Purchase Price payable to each Seller at the Closing, each Seller (on behalf of itself and its respective Related Parties) hereby forever waives, releases and discharges each of the Acquired Companies and their respective directors, managers, officers, members, shareholders, present and former affiliated entities, principals, employees, licensees, predecessors, successors, assigns, agents, attorneys and affiliates (the “Released Parties”) of and from any and all causes of actions, suits, debts, obligations, liabilities, proceedings, orders, damages, judgments, claims, rights, demands and remedies of any nature, whether known or unknown, foreseeable or unforeseeable, liquidated or unliquidated, or insured or uninsured that such Seller has, has ever had or may hereafter have against any of the Released Parties arising out of or relating to events occurring or circumstances existing on or before the Closing Date, including (a) the investment by such Seller in one or more of the Acquired Companies, (b) any actions or omissions to act by the Released Parties in connection with the ownership or operation of each Acquired Company’s business, (c) the allocation of the Purchase Price among the Sellers and (d) pursuant to the terms of any Contract required to be terminated pursuant to Section 7.1(f); provided, however, that the foregoing shall not waive, release or discharge (i) any Released Party (other than the Acquired Companies) from any acts constituting fraud, willful misconduct or criminal activity for which such person would not be entitled to be indemnified by any Acquired Company pursuant to any statutory, contractual or common law right (including pursuant to such Acquired Company’s certificate or articles of incorporation or bylaws (or similar governing documents for any non-corporate Acquired Company), (ii) any Released Party from any obligations under the Prior Acquisition Agreements to the extent such obligations are to be paid or performed after the Closing Date, (iii) any Released Party from any rights that the Seller and its Related Parties may have under Section 9.11 of this Agreement, (iv) any Released Party from any obligations set forth in Section 7.1(f) of the Disclosure Schedule to the extent such obligations are to be paid or performed after the Closing Date or (v) any Acquired Company from any obligations of such Acquired Company to pay or provide to Daley, Patterson or Grissom (A) the ordinary salary, wages and bonuses earned by such person during the Acquired Companies’ current payroll period through and including the Closing Date and (B) benefits to which such person is entitled under the health, disability and welfare plans, policies or arrangements of the Acquired Companies in which such person participates to the extent relating to the period prior to and including the Closing Date, in each case consistent with the Acquired Companies historical plans, policies and past practices (and specifically excluding any change of control, severance, retention or transaction payments or any other one-time transaction bonuses or fees). Except as set forth in Section 9.11, no Seller shall be entitled to contribution from, subrogation to or recovery against any Acquired Company with respect to any liability of any Seller that may arise under or pursuant to this Agreement or any other agreements and documents executed in connection with or to be executed in connection with the transactions contemplated by this Agreement.

6.11 Antitrust Matters. Pioneer and the Sellers shall promptly respond to all requests from the Federal Trade Commission and the United States Department of Justice for additional information or documentation with respect to filings or proceedings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the Purchase Transaction. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.” Any filing fees payable under the HSR Act relating to the Purchase Transaction shall be borne by Pioneer.

6.12 Employment Offers. The Seller Representative acknowledges and agrees that Pioneer has approached certain employees of WEH Services, L.L.C., a subsidiary of WEDGE Energy, and made arrangements or entered into agreements with one or more such employees concerning becoming employees of Pioneer or any of the Acquired Companies as of the Closing. All of such offers of employment are and shall be expressly conditioned upon the consummation of the Closing.

6.13 Receivables Repurchase. If the aggregate accounts receivable of the Acquired Companies as of the Closing (the “Closing Date AR”) is not collected in full by the Acquired Companies, using reasonable and customary collection efforts, within one hundred twenty (120) days of the due date therefor, Pioneer shall have the right, by giving written notice to the Seller Representative at any time before the six (6) month anniversary of the Closing, to cause the Acquired Companies to put the uncollected portion of the Closing Date AR, net of any reserve established therefor deducted from Net Working Capital for purposes of determining the final amount of the Purchase Price pursuant to Section 2.4 (the “Closing Date Bad Debt Reserve”), back to the Seller Representative (on behalf of the Sellers). If Pioneer exercises such put option, then, within five (5) Business Days of Pioneer’s delivery of the notice of exercise, the Acquired Companies shall assign the uncollected portion of the Closing Date AR to the Seller Representative (on behalf of the Sellers) and the Seller Representative shall (on behalf of the Sellers) assume such accounts from the Acquired Companies and pay to Pioneer an amount with respect to such accounts (collectively, the “Repurchase Price”) that is equal to the difference between (a) the aggregate amount of such accounts (net of the Closing Date Bad Debt Reserve) and (b) the aggregate amount actually collected by the Acquired Companies with respect to such accounts as of the date of such assignment. The Seller Representative shall deliver the Repurchase Price to Pioneer by wire transfer of immediately available funds to such account or accounts as Pioneer may designate. Any payment of Repurchase Price will be deemed to be an adjustment to the Purchase Price. Any amounts received by Pioneer in payment of an account shall be applied to the oldest outstanding balances for that account, unless otherwise specified by the party making such payment (without consultation with Pioneer) or unless the party making such payment indicates that they are not paying any older outstanding balance for any reason (including disputes as to pricing or service level). Pioneer shall not be entitled to reduce, eliminate or otherwise compromise any accounts receivable subject to its put right under this Section 6.13 without the prior consent of the Seller Representative. Pioneer shall provide Sellers with an aging accounts receivable report on the 31st, 61st and 91st days after the Closing Date. Notwithstanding anything therein to the contrary, if the aggregate amount of the Closing Date AR that is not collected in full is less than the Closing Date Bad Debt Reserve, then Pioneer shall pay the Seller Representative (on behalf of the Sellers) an amount equal to the difference between (a) Closing Date Bad Debt Reserve and (b) the uncollected portion of the Closing Date AR.

6.14 Letter of Credit.

(a) Issuance. WEDGE Parent, WEDGE Oil & Gas and WEDGE Energy shall take all actions and do all things necessary to cause Wells Fargo Bank, N.A. to issue or confirm the Initial Letter of Credit or, if Wells Fargo Bank, N.A. is unable or unwilling to issue or confirm the Initial Letter of Credit, to cause a U.S. Bank to issue or confirm the Initial Letter of Credit, it being understood that WEDGE Parent, WEDGE Oil & Gas and WEDGE Energy shall have the right to have the Initial Letter of Credit issued by a non-U.S. Bank and confirmed by either Wells Fargo Bank, N.A. or a U.S. Bank, as the case may be. The parties acknowledge and agree that any renewal, substitute, replacement, amendment or extension of the Initial Letter of Credit may be (i) issued by a U.S. Bank or (ii) issued by a non-U.S. Bank and confirmed by a U.S. Bank.

(b) Purpose. The Initial Letter of Credit (together with any renewal, substitute, replacement, amendment or extension thereof, the “Letter of Credit”) shall serve as security for (but not in any manner in lieu of) the indemnification obligations of the Sellers pursuant to Article 9.

(c) Required Letter of Credit Period. WEDGE Parent, WEDGE Oil & Gas and WEDGE Energy shall maintain the Letter of Credit for the period (the “Required Letter of Credit Period”) beginning at the Closing and ending on the first to occur of (i) the date on which all amounts available under the Letter of Credit are fully drawn or (ii) twenty (20) days after the later to occur of (A) the three (3) year anniversary of the Closing or (B) the date on which all Pending Claims as of the three (3) year anniversary of the Closing have become either Resolved Claims or Non-Litigated Claims.

“Pending Claims” means, as of any specified date, the claims asserted in a Claim Certificate delivered to the Seller Representative on or prior to such date that are neither Resolved Claims nor Non-Litigated Claims. A Pending Claim shall not become a Resolved Claim until the documentation referred to in clauses (1) or (2) of the definition of “Resolved Claims” is generally available to both Pioneer and the Seller Representative.

“Resolved Claims” means all claims asserted in a Claim Certificate delivered to the Seller Representative that (1) are resolved pursuant to a written memorandum of agreement prepared and signed by the Seller Representative and Pioneer pursuant to Section 9.7(b) or (2) are resolved pursuant to a final, non-appealable order of a court of competent jurisdiction.

“Non-Litigated Claims” means all claims asserted in a Claim Certificate delivered to the Seller Representative that are not resolved by Pioneer and the Seller Representative within the negotiation period provided in Section 9.7(c) if an action with respect thereto is not commenced in a court of competent jurisdiction by a Pioneer Indemnitee within sixty (60) days following the end of such negotiation period. A claim asserted in a Claim Certificate that has become a Non-Litigated Claim may not be reasserted in a separate Claim Certificate as a new claim subject to the provisions of this Section 6.14 or Article 9.

(d) Reduction of Stated Amount. WEDGE Parent, WEDGE Oil & Gas and WEDGE Energy and Pioneer shall cooperate to effect by amendment the following reductions in the stated amount of the Letter of Credit:

(i) On the one (1) year anniversary of the Closing, if the undrawn amount available under the Letter of Credit is greater than the sum of

$15,000,000 plus the dollar amount of Pending Claims and unpaid Resolved Claims as of such date (as set forth in a written notice from Pioneer to the Issuing Bank no later than seven (7) days prior to such one (1) year anniversary), then the stated amount of the Letter of Credit shall be reduced to an amount that is no less than the sum of $15,000,000 plus such dollar amount of Pending Claims and unpaid Resolved Claims as of such date.

(ii) On the two (2) year anniversary of the Closing, if the undrawn amount available under the Letter of Credit is greater than the sum of $10,000,000 plus the dollar amount of Pending Claims and unpaid Resolved Claims as of such date (as set forth in a written notice from Pioneer to the Issuing Bank no later than seven (7) days prior to such two (2) year anniversary), then the stated amount of the Letter of Credit shall be reduced to an amount that is no less than the sum of $10,000,000 plus such dollar amount of Pending Claims and unpaid Resolved Claims as of such date.

(iii) On the three (3) year anniversary of the Closing, if the undrawn amount available under the Letter of Credit is greater than the dollar amount of Pending Claims and unpaid Resolved Claims as of such date (as set forth in a written notice from Pioneer to the Issuing Bank no later than seven (7) days prior to such three (3) year anniversary), then the stated amount of the Letter of Credit shall be reduced to such dollar amount of Pending Claims and unpaid Resolved Claims as of such date.

(e) Presentment Events. Subject to Section 6.14(f), Pioneer shall have the right, power and authority, without prior demand on, or payment by, the Seller Representative, to draw on and present for payment, in whole or in part, the Letter of Credit upon the occurrence of a Presentment Event in such order of priority as Pioneer in its sole discretion shall determine until the expiration of the Required Letter of Credit Period and shall have the right to apply the proceeds thereof to the satisfaction of the Sellers’ obligations pursuant to Article 9 in such order of priority as Pioneer in its sole discretion shall determine; provided, however, that in no event shall Pioneer be entitled to draw on the Letter of Credit pursuant to clause (i) of the definition of Presentment Event to an extent greater than that required to pay the Sellers’ obligations that have become due and payable pursuant to Article 9. Pioneer shall be entitled to draw on the full amount of the Letter of Credit (or such lesser amount as Pioneer may determine in its sole discretion) in respect of a Presentment Event described in clause (ii) or clause (iii) of the definition of Presentment Event. “Presentment Event” shall mean any one of the following:

(i) any Pioneer Indemnitee becomes entitled to receive payment of an amount pursuant to Section 9.7(d);

(ii) thirty (30) days after it becomes publicly known that the Issuing Bank ceases to maintain a long-term senior unsecured credit rating of AA or better from S&P (or a comparable rating from another nationally recognized rating service), unless within such thirty (30) day period the Seller Representative has delivered a substitute Letter of Credit, identical in amount and terms (other than such changes in non-material terms to which Pioneer may consent, which consent shall not be unreasonably withheld) to the Letter of Credit being replaced, issued or confirmed by a U.S. Bank; or

(iii) the current expiration date of the Letter of Credit has not been extended for an additional period of not less than twelve months (or a replacement or substitute Letter of Credit having an expiration date not less than twelve months following such current expiration date and otherwise identical in amount and terms (other than such changes in non-material terms to which Pioneer may consent, which consent shall not be unreasonably withheld) to the expiring Letter of Credit, issued or confirmed by a U.S. Bank, has not been delivered to Pioneer) before the close of business on the tenth (10th) Business Day prior to such expiration date unless the Required Letter of Credit Period has expired in accordance with Section 6.14(c).

(f) Conditions Precedent to Draws. In order to draw any funds on the Letter of Credit (other than pursuant to a Presentment Event described in clause (iii) of the definition thereof), Pioneer must, contemporaneously with the draw on the Letter of Credit, deliver a written notice to that effect to the Seller Representative setting forth in reasonable detail the nature of the Presentment Event. In order to draw on such funds, Pioneer shall deliver a presentation certificate (in the form attached to the Letter of Credit) certifying, inter alia, that Pioneer has complied with all conditions precedent specified in this Section 6.14(f). In no event shall the Issuing Bank have any obligation to confirm or consult with any other party, including the Seller Representative, as to the permissibility of the draw and shall immediately pay over such amounts to or at the direction of Pioneer in accordance with this Section 6.14.

(g) Termination. If no Presentment Events have occurred or if no Presentment Events have occurred that resulted in drawing down the entire amount of the Letter of Credit, then upon the expiration of the Required Letter of Credit Period, Pioneer shall execute and deliver to the Seller Representative a termination statement (in the form attached to the Letter of Credit) and shall surrender or return the original Letter of Credit to the Seller Representative, whereupon the Seller Representative may present both the executed termination certificate and the original Letter of Credit to the Issuing Bank for termination.

(h) Amendment. Except as provided in Section 6.14(d), the Letter of Credit shall not be amended without the prior written consent of Pioneer (which consent may be granted or withheld in Pioneer’s sole and absolute discretion).

(i) Expenses. The Seller Representative, on behalf of the Sellers, shall be responsible for all fees, expenses and other costs relating to the Letter of Credit.

6.15 Financial Information. The Sellers shall (a) make available to Pioneer and Pioneer’s representatives or agents (including representatives of Pioneer’s independent public accountants) all historical accounting records in its possession related to the Business and (b) use its commercially reasonable best efforts to cooperate with Pioneer’s efforts to prepare, and obtain reports of independent public accountants with respect to, such financial statements and any related footnotes and disclosures as Pioneer may be required to file with its Current Report on Form 8-K relating to the Purchase Transaction, provided that the preparation of such financial statements is not a condition to Closing.

6.16 Supplemental Disclosure. The Sellers shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Disclosure Schedule. Any such supplemental or amended disclosure (other than the disclosure of an item (individually or together with other items so disclosed or otherwise)

that results in or constitutes a Material Adverse Change) shall be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement, in each case solely for purposes of determining whether the condition set forth in Section 7.1 has been satisfied (and in no event for purposes of determining whether the condition set forth in Section 7.3 has been satisfied or for purposes of indemnification pursuant to Article 9).

6.17 Books and Records. For so long as any Tax year of the Sellers or of an Acquired Company remains open, Pioneer shall preserve and retain the books and records of the Acquired Companies and, to the extent permitted by applicable Law, shall make such books and records available at the then current administrative headquarters of Pioneer to the Seller Representative and its officers, directors, employees and agents, upon reasonable notice and at reasonable times, at the Seller Representative’s cost and expense, it being understood that the Seller Representative shall be entitled to make copies of any such books and records as shall be reasonably necessary. For a period of five years after the Closing Date, Sellers shall preserve and retain their books and records pertaining to the Acquired Companies and, to the extent permitted by applicable Law, shall make such books and records available at a reasonable location within the United States to Pioneer and its officers, directors, employees and agents, upon reasonable notice and at reasonable times, at Pioneer’s cost and expense, it being understood that Pioneer shall be entitled to make copies of any such books and records as shall be reasonably necessary.

6.18 Director and Officer Indemnification.

(a) From and after the Closing, Pioneer shall cause each Acquired Company to indemnify and hold harmless, to the fullest extent permitted under such Acquired Company’s certificate or articles of incorporation or bylaws (or similar governing documents for any non-corporate Acquired Company) in effect on the date hereof, each director and officer of such Acquired Company prior to the Closing, including, without limitation, officers and directors serving as such on the date hereof (collectively, “Covered Persons”), against any losses or expenses incurred by any such Person in such Person’s capacity as an officer or director of such Acquired Company in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby; provided, however, that no Acquired Company shall be obligated to indemnify any officer or director for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) From and after the Closing, Pioneer shall cause each Acquired Company to indemnify and hold harmless each Covered Person in accordance with the indemnification provisions currently set forth in such Acquired Company’s certificate or articles of incorporation or bylaws (or similar governing documents for any non-corporate Acquired Company) in effect on the date hereof for a period of not less than six (6) years following the Closing, irrespective of whether any such provisions are amended after the Closing.

(c) Prior to the Closing, Pioneer shall obtain a six-year officer and director insurance policy covering the Acquired Companies’ officers and directors as of the date of this Agreement (provided, however, that, if such insurance expires, is terminated or is canceled during such six-year period, Pioneer shall, or shall cause the Acquired Companies to, obtain officers’ and directors’ liability insurance covering such acts or omissions with respect to each such Person for the remainder of such six-year period).

(d) Notwithstanding the foregoing, it is expressly understood that no Seller shall have any claim for indemnification against any of the Acquired Companies pursuant to such provisions by reason of the fact that he or she was a director, officer, employee, or agent of any such Acquired Company or was serving at the request of any such Acquired Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any Proceeding brought by any Pioneer Indemnitee against the Sellers pursuant to Article 9 (it being understood that a Seller who is an individual may pursue a claim for indemnification against any of the Acquired Companies pursuant to such provisions in connection with any third party claim brought against such Seller who is an individual, including a third party claim for which indemnification is required under Article 9).

(e) If any Acquired Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of such Acquired Company assume in full the obligations set forth in Section 6.18(a), Section 6.18(b) and Section 6.18(c).

6.19 Cooperation. From and after the Closing Date, Pioneer, the Acquired Companies and their respective Affiliates shall fully cooperate with the Sellers and their Affiliates (collectively, the “Seller Parties”) as such Seller Parties may reasonably request, at such Seller Parties’ expense, in connection with (a) any audit (an “Insurance Audit”) by any carrier providing insurance coverage for the business, properties and assets of the Acquired Companies prior to the Closing Date, (b) the defense or prosecution of any Proceeding against or by the Seller Parties relating to or arising out of the conduct of the business of the Acquired Companies prior to the Closing Date (other than litigation among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement), and (c) the collection of Retained AR. Such cooperation shall be provided during the normal business hours of the Acquired Companies (and their respective Affiliates) and in a manner that does not unreasonably interfere with the conduct of their respective businesses. In that connection, Pioneer and its Affiliates shall afford the Seller Parties a reasonable opportunity to investigate the facts relating to the Insurance Audit, Proceeding or Retained AR, including, but not limited to, interviewing prospective witnesses under the control or influence of Pioneer or its Affiliates and, to the extent permitted by applicable Law, inspecting books, records and properties of Pioneer and its Affiliates relevant to the Insurance Audit, Proceeding or Retained AR.

6.20 Assignment of Prior Acquisition Agreements. Prior to the Closing, WEDGE Energy shall assign the Prior Acquisition Agreements to the Acquired Companies (to the extent not in the name of an Acquired Company as of the date of this Agreement) pursuant to an Assignment and Assumption Agreement in form and substance reasonably satisfactory to Pioneer and the Seller Representative.

6.21 Repayment of Intercompany Indebtedness. Prior to or on the Closing Date, the Sellers shall net and settle, forgive, dividend or contribute all intercompany accounts (including obligations to pay any dividends declared prior to the Closing) (a) between the Sellers and their respective subsidiaries and Affiliates, on the one hand, and the Acquired Companies, on the other hand or (b) between or among the Acquired Companies. The effect of the foregoing shall be to remove or satisfy, prior to the Closing, all such intercompany accounts and all obligations to pay dividends declared prior to the Closing. In connection with the foregoing, all cash and cash equivalents held by any Acquired Company may be used (i) to pay any such intercompany account liabilities of such Acquired Company and (ii) to make dividends or distributions to the Sellers and their respective subsidiaries and Affiliates (provided that any dividends so declared are paid prior to the Closing), so as to minimize cash and cash equivalents taken into account in determining the Estimated Purchase Price and the Reconciled Purchase Price.

6.22 Retained AR. Prior to the Closing, the Acquired Companies shall assign to Sellers any and all accounts receivable of the Acquired Companies that have been written off by the Acquired Companies as a bad debt in accordance with GAAP (collectively, the “Retained AR”).

ARTICLE 7

CONDITIONS

7.1 Conditions to Obligations of Pioneer. The obligations of Pioneer to consummate the Purchase Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions (any or all of which may be waived by Pioneer at or prior to the Closing):

(a) Representations and Warranties. The representations and warranties set forth in Article 3 and Article 4 and qualified by materiality shall be true and correct, and the representations and warranties set forth in Article 3 and Article 4 and not qualified by materiality shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing with the same effect as though those representations and warranties had been made again at and as of the Closing, except to the extent that certain of such representations and warranties are made as of or through a specified date (which representations and warranties shall continue at the Closing to have been true and correct (or true and correct in all material respects, as applicable) as of or through the specified date);

(b) Covenants. Each Seller shall have performed and observed, in all material respects, each of covenants and agreements set forth in this Agreement that are to be performed or observed by them prior to the Closing;

(c) No Material Adverse Change. No Material Adverse Change regarding the Business, taken as a whole, shall have occurred since the date of this Agreement;

(d) Consents.

(i) The HSR Clearance shall have been obtained without any conditions or requirements that are adverse to Pioneer;

(ii) All governmental filings, licenses, authorizations, consents, waivers and approvals that are required to be made or obtained by or from the Nuclear Regulatory Commission for the consummation of the transactions contemplated by this Agreement or for the operation of the Business by Pioneer and its Affiliates after the Closing shall have been made or obtained without any conditions or requirements that are adverse to Pioneer;

(iii) All other material governmental filings, licenses, authorizations, consents, waivers and approvals that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement or for the operation of the Business by Pioneer and its Affiliates after the Closing shall have been made or obtained without any conditions or requirements that are adverse to Pioneer (other than as required by the Bureau of Alcohol, Tobacco, Firearms and Explosives and related state agencies, which shall not be a condition to Closing); and

(iv) All other material third-party consents, waivers and approvals that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement shall have been made or obtained without conditions or requirements that are materially adverse to Pioneer;

(e) No Proceedings. No Proceeding shall be pending or threatened wherein any adverse Order could (i) prevent the consummation of the transactions contemplated by this Agreement, (ii) cause any of such transactions to be rescinded following consummation, (iii) materially and adversely affect the right of Pioneer to operate or control the Business after the Closing, (iv) result in a Material Adverse Change, (v) recognize any Person, other than a Seller, as the holder or the beneficial owner of any of the Purchased Securities (or any other voting, equity or ownership securities or interest in any of the Acquired Companies, or any interest therein, or any right to acquire or obtain beneficial ownership of any of the foregoing), (vi) recognize any Person, other than an Acquired Company, as the holder or the beneficial owner of any voting, equity or ownership securities or interest in any of the Subsidiaries, or any interest therein, or any right to acquire or obtain beneficial ownership of any of the foregoing or (vii) grant any Person, other than a Seller, any right to, or any rights with respect to, any portion of the Purchase Price (and no such Order shall be in effect);

(f) Termination of Related Party Contracts. Except as set forth in Section 7.1(f) of the Disclosure Schedule, each Contract to which any Acquired Company and any Related Party are party (including all employment and severance agreements, all Contracts listed in Section 3.23 of the Disclosure Schedule and all notes, bonds, promissory notes or other instruments or evidences of Indebtedness of any kind) shall have been terminated effective at or prior to the Closing in each case without any payment being made, or any other obligation incurred, by any Acquired Company, notwithstanding any terms of such Contracts to the contrary;

(g) Financing. Pioneer shall have received financing proceeds in an amount sufficient to fund the Purchase Price and upon terms and conditions consistent with the term sheets provided by Pioneer’s identified lead lender or otherwise on terms and conditions reasonably acceptable to Pioneer;

(h) Payoff Letters. Pioneer shall have received from each holder of Indebtedness (other than the Deferred Payment Obligations and the Seller Notes) a payoff letter, in form and substance reasonably satisfactory to Pioneer, which payoff letter shall provide for the release of all Security Interests, if any, relating to such Indebtedness immediately upon satisfaction of the terms contained in such payoff letters;

(i) Employment. Each of Joe Eustace, Joe Freeman, Randy Watson and Mark Gjovig shall have agreed to continue their employment by the Acquired Companies following the Closing on terms and conditions set forth in the letters attached as Exhibit F to this Agreement; and

(j) Closing Deliveries. The Sellers must have proffered each of the closing deliveries set forth in Section 2.6(b).

7.2 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Purchase Transaction and the other transactions contemplated hereby is subject to satisfaction, at or prior to the Closing, of the following conditions (any or all of which may be waived by the Seller Representative at or prior to the Closing):

(a) Representations and Warranties. The representations and warranties set forth in Article 5 and qualified by materiality shall be true and correct, and the representations and warranties set forth in Article 5 and not qualified by materiality shall be true and correct in all material respects, in each case at and as of the date hereof and at and as of the Closing with the same effect as though those representations and warranties had been made again at and as of the Closing, except to the extent that certain of such representations and warranties are made as of or through a specified date (which representations and warranties shall continue at the Closing to have been true and correct (or true and correct in all material respects, as applicable) as of or through the specified date);

(b) Covenants. Pioneer shall have performed and observed, in all material respects, each of covenants and agreements set forth in this Agreement that are to be performed or observed by it prior to the Closing;

(c) Governmental Consents.

(i) The HSR Clearance shall have been obtained; and

(ii) All other material governmental filings, licenses, consents, authorizations, waivers and approvals that are required to be made or obtained for the consummation of the transactions contemplated by this Agreement shall have been made or obtained;

(d) No Proceedings. No Proceeding shall be pending or threatened wherein any adverse Order would prevent the consummation of the transactions contemplated by this Agreement or cause any of such transactions to be rescinded following consummation; and

(e) Closing Deliveries. Pioneer must have proffered each of the closing deliveries set forth in Section 2.6(c).

7.3 Materiality of Conditions. Notwithstanding anything contained in this Agreement, no condition involving performance of agreements by the Sellers or the accuracy of the representations and warranties made by the Sellers as of the date of this Agreement, the Closing Date or any other date or period shall be deemed not fulfilled, and Pioneer shall not be entitled to fail to consummate the transactions contemplated by this Agreement or terminate this Agreement on such basis, if the respects in which such agreements have not been performed or the representations and warranties are untrue, would not, individually or in the aggregate, result in a Material Adverse Change.

ARTICLE 8

TERMINATION

8.1 Termination. Prior to the Closing, the Parties may terminate this Agreement in the circumstances and in the manner provided below:

(a) Pioneer and the Seller Representative may terminate this Agreement by mutual written agreement;

(b) Pioneer may terminate this Agreement by giving written notice to the Seller Representative if (i) Pioneer is not then in breach in any material respect of its obligations under this Agreement and (ii) any Seller is in breach in any material respect of any representation, warranty or covenant contained in this Agreement (which breach has not been cured within ten (10) Business Days after notice thereof has been received by the breaching party from Pioneer);

(c) Pioneer may terminate this Agreement by giving written notice to the Seller Representative if the Closing shall not have occurred on or before the close of business on the Closing Deadline by reason of the failure of any condition precedent set forth in Section 7.1 to be satisfied (other than a condition to be fulfilled by action to be taken at the Closing), unless the failure results primarily from Pioneer’s breach of any representation, warranty or covenant contained in this Agreement or failure to fulfill any obligation under this Agreement;

(d) The Seller Representative may terminate this Agreement by giving written notice to Pioneer if (i) no Seller is not then in breach in any material respect of its respective obligations under this Agreement and (ii) Pioneer is in breach in any material respect of any representation, warranty or covenant contained in this Agreement (which breach has not been cured within ten (10) Business Days after notice thereof has been received by Pioneer from the Seller Representative); or

(e) The Seller Representative may terminate this Agreement by giving written notice to Pioneer if the Closing shall not have occurred on or before the close of business on the Closing Deadline by reason of the failure of any condition precedent set forth in Section 7.2 to be satisfied (other than a condition to be fulfilled by action to be taken at the Closing), unless the failure results primarily from any Seller’s breach of any representation, warranty or covenant contained in this Agreement or failure to fulfill any obligation under this Agreement.

8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any Party to consummate the Purchase Transaction or the other transactions contemplated hereby; provided, however, that (a) the provisions of Section 8.3, if applicable, shall remain in full force and effect and survive any termination of this Agreement, (b) no such termination shall relieve any Party from liability for damages arising out of or with respect to the breach of this Agreement by such Party prior to such termination and (c) the confidentiality provisions of Section 6.9 and the expense allocation provisions of Section 12.11 shall remain in full force and effect and survive any termination of this Agreement.

8.3 Termination by Pioneer Upon Failure of Financing Condition.

(a) In the event that Pioneer terminates this Agreement on or prior to March 14, 2008 pursuant to Section 8.1(c) solely by reason of the failure of the condition precedent set forth in Section 7.1(g) to be satisfied (a “Phase 1 Financing Failure Termination”), Pioneer shall reimburse the Sellers, in an aggregate amount not to exceed $1,000,000, for their documented, out-of-pocket fees and expenses paid to outside professional consultants and advisors in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement (the “Expense Reimbursement”). The Expense Reimbursement shall be paid by wire transfer of immediately available funds, to such account or accounts as the Seller Representative may designate for disbursement to the Sellers, no later than five (5) Business Days after the Seller Representative’s delivery to Pioneer of a statement setting forth the amount of the Expense Reimbursement together with documentation supporting the amount claimed therein.

Notwithstanding anything to the contrary in this Agreement (including Section 12.15), the Sellers’ right to receive payment of the Expense Reimbursement pursuant to this Section 8.3(a) shall be the sole and exclusive remedy of the Sellers against Pioneer and its Affiliates and their respective directors, officers, employees and agents for any Losses relating to or arising out of this Agreement or the transactions contemplated hereby, and upon payment of the Expense Reimbursement following a Phase 1 Financing Failure Termination (but in no other event), none of Pioneer and its Affiliates and their respective directors, officers, employees and agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(b) In the event that Pioneer delivers written notice to the Seller Representative that Pioneer is extending the Closing Deadline to March 31, 2008 because the condition to the obligations of Pioneer in Section 7.1(g) has not been satisfied as of March 14, 2008, then Pioneer shall pay the Sellers a termination fee of $1,000,000 (the “Termination Fee”) if Pioneer terminates this Agreement after March 14, 2008 pursuant to Section 8.1(c) solely by reason of the failure of the condition precedent set forth in Section 7.1(g) to be satisfied (a “Phase 2 Financing Failure Termination”). The Termination Fee shall be paid by wire transfer of immediately available funds, to such account or accounts as the Seller Representative may designate for disbursement to the Sellers, no later than April 7, 2008. Notwithstanding anything to the contrary in this Agreement (including Section 12.15), the Sellers’ right to receive payment of the Termination Fee pursuant to this Section 8.3(b) shall be the sole and exclusive remedy of the Sellers against Pioneer and its Affiliates and their respective directors, officers, employees and agents for any Losses relating to or arising out of this Agreement or the transactions contemplated hereby, and upon payment of the Termination Fee following a Phase 2 Financing Failure Termination (but in no other event), none of Pioneer and its Affiliates and their respective directors, officers, employees and agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

(c) In the event that Pioneer terminates this Agreement for any reason other than a Phase I Financing Failure Termination or a Phase 2 Financing Failure Termination, the limitations set forth in this Section 8.3 shall not be applicable.

ARTICLE 9

INDEMNIFICATION

9.1 Risk Allocation. The representations, warranties, covenants and agreements made herein are intended, among other things, to allocate among the Parties the risks inherent in the transactions contemplated by this Agreement. Accordingly, an Indemnified Party shall be entitled to the remedies prescribed in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement regardless of whether such Indemnified Party (or any employee, representative or agent of such Indemnified Party) knew or had reason to know of such breach, except that no Pioneer Indemnitee shall be entitled to the remedies prescribed in this Agreement by reason of any breach of a particular representation or warranty if the Seller Representative can establish (with the Seller Representative having the burden of proof) that either Wm. Stacy Locke or Joyce M. Schuldt had actual knowledge, as of the date of this Agreement, of such breach. Except as otherwise provided in the preceding sentence, the right to indemnification, reimbursement or other remedy based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. With respect to any claim for indemnification under this Article 9 relating to a breach of a representation or warranty that contains a materiality qualifier (including “in all material respects” and “Material Adverse Change”), such materiality qualifier will be disregarded for purposes of determining whether a breach of such representation and warranty has occurred and for purposes of determining the amount of the Losses arising out of such breach (other than the use of “Material Adverse Change” in the first sentence of Section 3.9, which shall not be disregarded).

9.2 Survival.

(a) Representations and Warranties. The representations and warranties of the Sellers and Pioneer set forth in this Agreement, and in any certificate or instrument delivered at the Closing, shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter until the three-year anniversary of the Closing Date, except that (i) the representations and warranties set forth in Section 3.16 (Employee Benefits), Section 3.19 (Taxes) and Section 3.20 (Environmental Matters) will survive until thirty (30) days after the expiration of the statute of limitations applicable thereto and (ii) the representations and warranties set forth in Section 3.7 (Capitalization), Section 4.1 (Legal Existence or Capacity), Section 4.2 (Due Execution; Enforceability) and Section 4.6 (Title to Shares) will survive indefinitely. No claim for indemnification pursuant to Section 9.3 or Section 9.4 based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires, except to the extent that such claim is based on fraud in which case it may be asserted at any time prior to the expiration of the statute of limitations applicable thereto. A claim for indemnification pursuant to Section 9.3 or Section 9.4 based on the breach of a representation or warranty that is asserted in reasonable detail prior to the date on which such representation or warranty expires may be maintained until such claim is finally resolved in accordance with this Article 9.

(b) Covenants. All covenants and agreements made by the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing and continue in full force and effect thereafter for so long as such covenants remain executory in nature.

9.3 Indemnification by the Sellers. Subject to the limitations set forth in Section 9.6 (including with respect to the limited liability of the Individual Sellers), from and after the Closing, the Sellers shall be jointly and severally obligated to indemnify, defend and hold harmless (including by reimbursement for Losses) Pioneer and its Affiliates (including, from and after the Closing, the Acquired Companies) and their respective directors, officers, employees and agents (collectively, the “Pioneer Indemnitees”) from and against the entirety of any Loss that any Pioneer Indemnitee may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, any one or more of the following:

(a) any breach or inaccuracy of any representation or warranty contained in Article 3 (or any certificate or instrument delivered at the Closing by or on behalf of any of the Sellers);

(b) any breach or inaccuracy of any representation or warranty contained in Article 4 (or any certificate or instrument delivered at the Closing by or on behalf of any of the Sellers);

(c) any breach or non-performance by such Seller of any covenant, agreement or undertaking contained in this Agreement (or any certificate or instrument delivered at the Closing by or on behalf of any of the Sellers);

(d) any claim by or through an equityholder, director, officer or employee (or former equityholder, director, officer or employee) of any Seller, any Acquired Company, any Affiliate of any Seller or any predecessor entity of any of the foregoing for any payment (or alleged payment) arising out of, relating to or resulting from the consummation of the Purchase Transaction or the other transactions contemplated by this Agreement, including any claim for any change in control, transaction bonus, severance payment or any entitlement to the Purchase Price (or any portion thereof or interest therein), based on any obligation or liability arising or existing prior to the Closing;

(e) any Proceeding disclosed or required to be disclosed in Section 3.18 of the Disclosure Schedule;

(f) any matter disclosed or required to be disclosed in Section 3.20 of the Disclosure Schedule; and

(g) any and all Taxes imposed on any of the Acquired Companies with respect to any Pre-Closing Tax Period that ends on or prior to the Closing Date and any and all Taxes allocable to a Pre-Closing Tax Period of a Straddle Period as provided in Section 10.1 or Section 10.2, as applicable; provided, however, that the amount of any payment in respect of such a Tax under this Section 9.3(g) or any other portion of this Section 9.3 shall be (i) reduced by the specific amount of any such Tax set forth as a liability (which, for the avoidance of doubt, shall be net of any estimated payments made prior to the Closing to the appropriate Taxing Authority in respect of that Tax) on the Reconciliation Statement that has become final and binding pursuant to Section 2.4, and (ii) increased by the specific amount set forth as an asset with respect to such Tax on the Reconciliation Statement that has become final and binding pursuant to Section 2.4 to the extent such amount has not been refunded (whether in cash or as a credit or offset to another Tax) to Pioneer or an Acquired Company.

9.4 Indemnification by Pioneer. From and after the Closing, Pioneer shall be obligated to indemnify, defend and hold harmless (including by reimbursement for Losses) each Seller and its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnitees”) from and against the entirety of any Loss that any Seller Indemnitee may suffer that results from, arises out of, relates to, is in the nature of, or is caused by, any one or more of the following:

(a) any breach or inaccuracy of any representation or warranty contained in Article 5 or any certificate or instrument delivered at the Closing by or on behalf of Pioneer;

(b) any breach or non-performance by Pioneer of any covenant, agreement or undertaking contained in this Agreement or any certificate or instrument delivered at the Closing by or on behalf of Pioneer;

(c) any matter arising out of the operation of the Business after the Closing; and

(d) any obligations arising under the Prior Acquisition Agreements to be paid or performed after the Closing.

9.5 Matters Involving Third Parties.

(a) Notice. If any third party (including any Taxing Authority) shall make or assert a claim against any party entitled to indemnification hereunder (the “Indemnified Party”)

with respect to any matter that may give rise to a claim for indemnification against a party required to provide indemnification under this Article 9 (the “Indemnifying Party”), then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is damaged or prejudiced thereby.

(b) Defense and Settlement of Claims. In the case of any such claim pursuant to which only the recovery of a sum of money is being sought, the Indemnifying Party may, by giving written notice to the Indemnified Party, assume the defense thereof. In such case, (i) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice reasonably satisfactory to the Indemnified Party and (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense. In the event that the Indemnifying Party is not entitled to, or does not, assume control of the defense of a claim pursuant to the terms of this Section 9.5(b), the Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in such defense and, in any event, the Indemnified Party shall (A) provide the Indemnifying Party with all material information requested by such party relating to the defense of such claim, (B) confer with the Indemnifying Party as to the most cost-effective manner in which to defend such claim and (C) use its reasonable efforts to minimize the cost of defending such claim. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to such matter without the written consent of the Indemnified Party (not to be withheld unreasonably). Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such claim, but the Indemnifying Party will not be bound by any determination of any claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.6 Limitations on Liability.

(a) Basket.

(i) The Pioneer Indemnitees shall not be entitled to indemnification under Section 9.3(a), Section 9.3(b) or Section 9.3(f) unless the aggregate amount of all Losses for which indemnification under Section 9.3(a), Section 9.3(b) and Section 9.3(f) is sought by the Pioneer Indemnitees, collectively, exceeds $2,000,000 (the “Threshold Amount”), at which time the Pioneer Indemnitees shall be entitled to indemnification for all such Losses to the first dollar without reduction by the Threshold Amount; provided, however, that the limitation set forth in this Section 9.6(a)(i) shall not be applicable to any Losses resulting from either (A) fraud or (B) any breach or inaccuracy of the representations and warranties set forth in Section 3.7 (Capitalization), Section 3.19 (Taxes) or Section 4.6 (Title to Shares).

(ii) The Seller Indemnitees shall not be entitled to indemnification under Section 9.4(a) unless the aggregate amount of all Losses for which indemnification under Section 9.4(a) is sought by the Seller

Indemnitees, collectively, exceeds the Threshold Amount, at which time the Seller Indemnitees shall be entitled to indemnification for all such Losses to the first dollar without reduction by the Threshold Amount; provided, however, that the limitation set forth in this Section 9.6(a)(ii) shall not be applicable to any Losses resulting from fraud.

(b) Caps. The aggregate liability of the Sellers to the Pioneer Indemnitees pursuant to Section 9.3(a), Section 9.3(b) and Section 9.3(f) shall not exceed $36,000,000; provided, that the individual liability of Grissom, Daley and Patterson (collectively, the “Individual Sellers”) to the Pioneer Indemnitees pursuant to Section 9.3(a), Section 9.3(b) and Section 9.3(f) shall not exceed $201,000, $1,098,000 and $1,098,000, respectively. The aggregate liability of Pioneer to the Seller Indemnitees pursuant to Section 9.4(a) shall not exceed $36,000,000. Notwithstanding the foregoing, the limitations set forth in this Section 9.6(b) shall not be applicable to any Losses resulting from either (i) fraud or (ii) any breach or inaccuracy of the representations and warranties set forth in Section 3.7 (Capitalization), Section 3.19 (Taxes) or Section 4.6 (Title to Shares).

(c) Limited Liability of the Individual Sellers. Notwithstanding anything to the contrary in Section 9.3, no Individual Seller shall be liable to any Pioneer Indemnitee for:

(i) any Losses that any Pioneer Indemnitee may suffer as a result of any matter described in Section 9.3(b) or Section 9.3(c) to the extent that such matter relates to (A) the breach or inaccuracy of the representations and warranties made by or on behalf of any Seller other than such Individual Seller or (B) the breach or non-performance by any Seller other than such Individual Seller of any covenant, agreement or undertaking contained in this Agreement (or any certificate or instrument delivered at the Closing by or on behalf of any of the Sellers);

(ii) any Losses that any Pioneer Indemnitee may suffer as a result of any matter described in Section 9.3(a), Section 9.3(d), Section 9.3(e), Section 9.3(f) or Section 9.3(g) to the extent that such matter relates to WEDGE Fishing and/or WEDGE Well (collectively “Fishing and Well Losses”); and

(iii) the portion of any Losses (other than Fishing and Well Losses) that any Pioneer Indemnitee may suffer as a result of any matter described in Section 9.3(a), Section 9.3(d), Section 9.3(e), Section 9.3(f) or Section 9.3(g) that are in excess of such Individual Seller’s pro rata share (based on their respective percentage of ownership of the capital stock of WEDGE Wireline) of the aggregate amount of such Losses.

(d) Limitation on Environmental Remediation Claim. In connection with any claim relating to a release of Hazardous Materials requiring remediation of real property, and subject to the other limitations set forth in this Agreement, the Sellers’ liability for response action costs under Environmental Laws shall be limited to the reasonable cost of a risk-based remediation approach consistent with the use of the affected property at the Closing; provided, however, that for Leased Real Property, the remediation approach shall be consistent with the requirements of the relevant Real Property Lease and/or those set requirements established by the land owner.

9.7 Procedures for Assertion of Claims.

(a) Claim Certificate. In connection with any claim (including any Tax claim) for reimbursement of Losses subject to indemnification under this Article 9, including any Losses attributable to matters subject to Section 9.5 that are not paid by an Indemnifying Party directly to third parties, the Party seeking reimbursement (the “Claimant”) shall prepare, and deliver to the party from which reimbursement is sought (the “Respondent”), a certificate (a “Claim Certificate”): (i) stating that the Claimant has paid or sustained Losses subject to indemnification pursuant to this Article 9 and (ii) specifying in reasonable detail the Loss included in the amount so stated.

(b) Resolution of Claims. As soon as practicable following the delivery of a Claim Certificate, the Seller Representative and Pioneer shall attempt to agree upon the rights of the respective parties with respect to each claim set forth therein. If the Seller Representative and Pioneer should so agree, a written memorandum setting forth such agreement shall be prepared and signed by the Seller Representative and Pioneer, and a copy of such memorandum shall be delivered to the Claimant and the Respondent. Such memorandum and the agreements contained therein shall be final and binding on the Seller Representative, Pioneer, the Claimant, the Respondent and all other Persons having any interest therein.

(c) Failure to Resolve Objections. If the Seller Representative and Pioneer cannot agree upon the rights of the respective parties with respect to each of the claims in a Claim Certificate within sixty (60) days after delivery of the Claim Certificate (as such period may be extended only by mutual written agreement of the Seller Representative and Pioneer, by giving notice thereof to the Claimant and the Respondent), the Claimant may pursue any and all legal remedies that may be available to it. If an action with respect to a claim within a Claim Certificate is not commenced in a court of competent jurisdiction by a Claimant within sixty (60) days following the end of the negotiation period provided in this Section 9.7(c), then such claim may not be reasserted in a separate Claim Certificate as a new claim subject to the provisions of this Article 9.

(d) Entitlement to Indemnity. The Claimant shall be entitled to receive payment for all amounts that (i) Respondent has agreed to pay pursuant to a written memorandum between the Seller Representative and Pioneer pursuant to Section 9.7(b) or (ii) the Respondent has been found liable to pay pursuant to a final, non-appealable order of a court of competent jurisdiction.

(e) Payment of Claims. Except as otherwise provided in Section 9.8, the Respondent shall pay all amounts to which a Claimant is entitled promptly upon demand of the Claimant by certified check or wire transfer of immediately available funds, as the Claimant may specify.

9.8 Recourse to Letter of Credit. Pioneer shall be entitled to deliver a presentation certificate (in the form attached to the Letter of Credit) to draw under the Letter of Credit any amount to which any Pioneer Indemnitee is entitled to receive pursuant to Section 9.7(d). Prior to the expiration of the Letter of Credit, Pioneer shall be required to first draw upon the Letter of Credit for reimbursement of any amount to which Pioneer or any other Pioneer Indemnitee is entitled to receive pursuant to Section 9.7(d) and only to the extent that such claim is not satisfied thereby will such Pioneer Indemnitee be entitled to a direct payment from the Respondent pursuant to Section 9.7(e).

9.9 Exclusive Remedy. Except for claims for specific performance of the terms of this Agreement or claims based upon fraud, the indemnification provisions set forth in this Article 9 will be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims from and after the Closing relating to the subject matter of this Agreement. Each Party hereby expressly waives and releases any other claim or cause of action arising under law, including laws based on negligence or strict liability, or otherwise against the other party with respect to any matter, including environmental matters, arising out of or in connection with this Agreement.

9.10 Limitation on Losses. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, PIONEER AND THE SELLERS AGREE THAT THE RECOVERY BY ANY PARTY HERETO OF ANY LOSSES SUFFERED OR INCURRED BY IT OR ANY OTHER INDEMNIFIED PARTY AS A RESULT OF ANY BREACH BY ANOTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY SUCH NON-BREACHING PARTY OR OTHER INDEMNIFIED PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO SUCH NON-BREACHING PARTY OR OTHER INDEMNIFIED PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION) SUFFERED OR INCURRED BY SUCH NON-BREACHING PARTY OR OTHER INDEMNIFIED PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may however, include indirect consequential, special, exemplary or punitive damages to the extent that (a) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a third party that is not an Indemnified Party or an Affiliate of any Indemnified Party and (b) such damages are recovered against an Indemnified Party by a third party that is not an Indemnified Party or an Affiliate of any Indemnified Party. This Section 9.10 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 9.2.

9.11 Subrogation. Notwithstanding anything to the contrary in this Agreement, upon making any payment to an Indemnified Party for any Losses pursuant to this Article 9, the Indemnifying Party shall have subrogation rights, to the extent of such payment, as to the Indemnified Party with regards to any other rights, claims, causes of action, or demands that the Indemnified Party may have to recover, in whole or in part, such Losses from any insurance carrier or third party, including any rights or claims for contribution, indemnity, and/or insurance. These subrogation rights in favor of any Indemnifying Party include any rights of Pioneer and its Affiliates under all Prior Acquisition Agreements. Furthermore, the Indemnified Parties hereby assign all such rights to the Indemnifying Parties. For illustrative purposes only as to the intent of this provision, if an Indemnifying Party indemnifies an Indemnified Party for a Loss, then the Indemnifying Party will succeed to any and all rights, claims, and causes of action that the Indemnified Party may have to recover said Loss from any insurance carrier or another third party. Without limiting the generality of any other provision hereof, each Indemnified Party (a) will execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights; (b) will not take any action that could reasonably be expected to result in the release, termination, modification or waiver of such subrogation rights in any manner adverse to the Indemnifying Party; and (c) will use best efforts to cooperate with the Indemnifying Party in identifying, asserting, and prosecuting all such subrogation rights as to the recovery of any indemnified Losses, all at the cost and expense of the Indemnifying Party.

ARTICLE 10

TAX MATTERS

10.1 Preparation of Tax Returns.

(a) As used in this Agreement:

(i) the term “Straddle Period” means a Tax period or year commencing on or before and ending after the Closing Date; and

(ii) the term “Pre-Closing Tax Period” means a Tax period or year ending on or before the Closing Date or the portion of a Straddle Period that ends on and includes the Closing Date, as the case may be.

(b) Sellers will cause each Acquired Company to be included in each consolidated, combined affiliated, aggregate or unitary federal or state income or franchise Tax Return which includes such Acquired Company and one or more Sellers or one or more Affiliates of any Seller (other than any Acquired Company) for all periods or portions thereof ending on or before the Closing Date, and Sellers shall cause to be fully paid to the appropriate taxing authority the amount of Taxes shown as due on such Tax Return. In addition, the parties understand that each of WEDGE Well and WEDGE Fishing is a Disregarded Entity and, therefore, the items of income, gain, deduction, loss, credit and other Tax items of each of WEDGE Well and WEDGE Fishing with respect to any Pre-Closing Tax Period shall, for federal income Tax purposes (and any state income Tax purposes where such state follows such federal income Tax treatment), be included on the federal income Tax Return and applicable state income Tax Returns of the Person who is treated, for federal and applicable state income Tax purposes, as the owner of the assets of WEDGE Well or WEDGE Fishing, as the case may be, with respect to such Pre-Closing Tax Period (and shall not be included on a federal or applicable state income Tax Return that is filed by either WEDGE Well or WEDGE Fishing) and such Person shall be responsible for the payment of any Taxes shown as due on any such Tax Return. The following provisions of this Section 10.1 shall not apply to Tax Returns described in this Section 10.1(b).

(c) Pioneer and the Seller Representative shall jointly engage PricewaterhouseCoopers LLP (“PWC”):

(i) to prepare each federal or state income or franchise Tax Return and each other Tax Return covering a Pre-Closing Tax Period that is not a Straddle Period and that is required to be filed by any Acquired Company after the Closing Date, and

(ii) to (A) prepare each federal or state income or franchise Tax Return and each other Tax Return covering a Straddle Period of an Acquired Company, and (B) determine the amount of Taxes shown as due on such Tax Return that would be due from such Acquired Company in respect of the Pre-Closing Period of such Straddle Period as if the books of the Acquired Company were closed as of the close of business on the Closing Date.

(d) Each Tax Return described in Section 10.1(c) shall be prepared in accordance with past Tax accounting practices, methods and elections used with respect to the Tax return in question and the matters described in Section 10.1(d) of the Disclosure Schedule

(except to the extent any such past practice, method or election or any such matter is not, or is no longer, permissible under the applicable Tax Law), and to the extent any items are not covered by such past practices, methods or elections or such matters (or in the event any such past practice, method or election or any such matter is not, or is no longer, permissible under the applicable Tax Law), in accordance with reasonable Tax accounting practices selected by PWC after consultation with, and with the consent of, Pioneer and the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding anything contained herein to the contrary, no position shall be taken in any such Tax Return unless PWC, after consultation with Pioneer and the Seller Representative, reasonably determines that the tax treatment of such position would more likely than not be sustained on its merits if challenged, and (i) any such determination by PWC shall be binding on Pioneer and the Seller Representative for purposes of the preparation of such Tax Return and (ii) no consent of Pioneer or the Seller Representative shall be required for PWC to reflect such determination in such Tax Return.

(e) Sellers shall pay to Pioneer the amount of Tax that is shown as due on a Tax Return that PWC so prepares pursuant to Section 10.1(c)(i) and the amount of Tax that PWC so determines is due pursuant to Section 10.1(c)(ii) within five (5) days after the completion of such Tax Return or the determination of such Tax; provided, however, that the amount of any such payment shall be (i) reduced by the specific amount by which the Purchase Price was reduced pursuant to Section 2.2(c) from the inclusion of such Tax in the definition of “Indebtedness” and (ii) the specific amount of any such Tax set forth as a liability (which, for the avoidance of doubt, shall be net of any estimated payments made prior to the Closing to the appropriate Taxing Authority in respect of that Tax) on the Reconciliation Statement that has become final and binding pursuant to Section 2.4, and (ii) increased by the specific amount set forth as an asset with respect to such Tax on the Reconciliation Statement that has become final and binding pursuant to Section 2.4 to the extent such amount is not shown on such Tax Return as an overpayment to be refunded (whether in cash or as a credit or offset to another Tax) to Pioneer or an Acquired Company.

(f) The engagement of PWC as provided in this Section 10.1 shall be at the expense of Pioneer. Each of Pioneer and the Seller Representative shall have access to PWC and its work papers relating to any work that PWC is to do therefor pursuant to this Section 10.1. PWC shall confer with the Seller Representative and Pioneer during the course of such work so as to permit Seller Representative and Pioneer to comment on its work and results prior to the completion of any Tax Return or the determination of any Tax.

10.2 Property Taxes. Notwithstanding anything contained in Section 10.1 to the contrary, in the case of any liability for any real or personal property Taxes attributable to a Straddle Period, the total amount of such Taxes allocable to the Pre-Closing Tax Period of such Straddle Period shall be the product of (a) such Tax for the entirety of such Straddle Period, multiplied by (b) a fraction, the numerator of which is the number of days for such Straddle Period included in the Pre-Closing Date Period and the denominator of which is the total number of days in such Straddle Period, and the balance of such Taxes shall be allocable to the Tax period (or portion thereof) beginning after the Closing Date.

10.3 Transfer Taxes. All documentary, sales, use, registration and other transfer Taxes (including all applicable real estate transfer or stock transfer Taxes) and fees incurred in connection with the Purchase Transaction or this Agreement shall be paid by the Sellers.

10.4 Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and in connection with any audit or Proceeding, including making employees available on a mutually convenient basis in connection therewith. Upon request by Pioneer, the Sellers shall deliver to Pioneer originals or copies of all books and records within the Sellers’ control with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period. The Parties agree to use their reasonable best efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party as a result of the consummation of the transactions contemplated by this Agreement.

10.5 Conflict. In the event of a conflict between the provisions of this Article 10 and any other provision of this Agreement, the provisions of this Article 10 shall control.

10.6 Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

10.7 Termination of Tax Sharing Agreements. The Sellers shall cause any and all Tax sharing or allocation agreements, intercompany agreements or other agreements or arrangements among the Acquired Companies and any other Person(s) relating to any Tax matters to be terminated with respect to each of the Acquired Companies as of the day before the Closing Date, and from and after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder for any taxable period (whether past, current or future taxable periods); provided, that the foregoing shall not apply to any accrued Taxes included in the definition of Net Working Capital and deducted from the Base Purchase Price pursuant to Section 2.2(d).

10.8 Refunds. If Pioneer or any Acquired Company receives a refund after the Closing Date (whether in cash or as a credit against or offset to another Tax) of any Tax (a) attributable to a Pre-Closing Tax Period of any Acquired Company or (b) that was reflected as a liability (which, for the avoidance of doubt, shall be net of any estimated payments made prior to the Closing to the appropriate Taxing Authority in respect of that Tax) in the Reconciliation Statement that has become final and binding pursuant to Section 2.4, then Pioneer shall pay the amount of such refund (together with any interest received thereon) to the Seller Representative within five (5) days after such refund is received, credited, or applied as an offset; provided, however, that (i) Pioneer shall retain any amount that was refunded (and any interest thereon) that increased the amount paid to Sellers pursuant hereto because such amount was reflected in the Reconciliation Statement that has become final and binding pursuant to Section 2.4 as an asset of the Acquired Company that increased Net Working Capital, and (ii) to the extent such amount so reflected exceeds such amount that was refunded, the Sellers shall pay to Pioneer an amount equal to such excess within five (5) days after such excess is determined.

ARTICLE 11

SELLER REPRESENTATIVE

11.1 Appointment and Powers. Each of the Sellers hereby appoints WEDGE Services LLC as such Seller’s attorney-in-fact (in such capacity, the “Seller Representative”), with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller to:

(a) terminate this Agreement on behalf of the Sellers pursuant to Article 8, if and when permitted thereby;

(b) calculate the Estimated Purchase Price and the Reconciled Purchase Price and resolve any disputes with Pioneer pursuant to Section 2.4(d) with respect thereto;

(c) pursue, defend and settle any indemnification claims, whether made by or against the Sellers, pursuant to Article 9, and to do all other things and to take all other actions after the Closing that the Seller Representative may consider necessary or appropriate to resolve any such indemnification claims;

(d) have issued, maintain, renew, amend, supplement or take any other action with respect to the Letter of Credit as may be required by this Agreement or the Letter of Credit, or otherwise deemed necessary or desirable by the Seller Representative in connection therewith;

(e) enter into one or more reimbursement agreements in connection with the Letter of Credit on behalf of the Sellers and renew, amend, supplement or take any other action with respect to such reimbursement agreements as may be required by the terms thereof, or otherwise deemed necessary or desirable by the Seller Representative in connection therewith;

(f) establish a bank account in the name of the Seller Representative (as representative of the Sellers), at such bank as may be designated by the Seller Representative, and to receive and disburse from such account any payments to which the Sellers may be entitled pursuant to Article 2 of (i) the Estimated Purchase Price, (ii) any post-Closing adjustment pursuant to Section 2.4(e) and (iii) any Expense Reimbursement pursuant to Section 8.3;

(g) resolve any other dispute with Pioneer over any aspect of this Agreement, including demanding and/or participating in arbitration proceedings with respect to such disputes and complying with any Orders issued in connection therewith;

(h) give and receive notices and communications that are required to be given, or that may be given, pursuant to this Agreement;

(i) negotiate, agree to and enter into any agreement (including settlements and releases), on behalf of the Sellers, to effectuate any of the foregoing, which agreements shall have the effect of binding such Sellers as if such Sellers had personally entered into such agreements; and

(j) do all other things and take all other actions under or related to this Agreement that the Seller Representative may consider necessary or appropriate in the judgment of the Seller Representative to accomplish the foregoing and to otherwise effectuate the transactions contemplated by this Agreement.

This appointment and power of attorney shall be deemed coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Seller or the occurrence of any other event or events, and the Seller Representative may not terminate this power of attorney with respect to any Seller or such Seller’s successors or assigns without the consent of Pioneer. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services pursuant to this Agreement. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller.

11.2 Reliance. The Seller Representative may rely on and shall be protected in relying on or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Seller Representative shall not be liable for other parties’ forgeries, fraud or false representations.

11.3 Professionals; Limitation of Liability. The Seller Representative shall be authorized to engage, and to rely upon the advice and opinions of, legal counsel, accountants or other administrative or professional advisors as the Seller Representative may deem advisable to carry out its duties under this Agreement. The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel, accountants or other administrative or professional advisors shall be conclusive evidence of such good faith. Each Seller agrees to hold the Seller Representative harmless from any loss, damage, liability or expense (including fees and disbursements of legal counsel, accountants and other professional advisors) that such Seller may sustain as a result of any action taken in good faith by the Seller Representative in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Sellers and Pioneer under this Agreement.

11.4 Reimbursement of Expenses; Indemnity for Losses. Each Seller hereby agrees to reimburse the Seller Representative for such Seller’s pro-rata share (based on the proportion of the aggregate Purchase Price to which such Seller is entitled to receive pursuant to this Agreement) of any out-of-pocket administrative fees, costs and expenses (including fees and disbursements of legal counsel, accountants and other professional advisors) reasonably incurred by the Seller Representative in connection with the administration of its duties under this Agreement. Each Seller also hereby agrees to indemnify and hold harmless the Seller Representative from and against such Seller’s pro-rata share (based on the proportion of the aggregate Purchase Price to which such Seller is entitled to receive pursuant to this Agreement) of any other loss, damage, liability or expense (including fees and disbursements of legal counsel, accountants and other professional advisors) that the Seller Representative may sustain as a result of any action taken by the Seller Representative without gross negligence, willful misconduct or bad faith in connection with the administration of its duties under this Agreement or in connection with any dispute arising between the Sellers and Pioneer under this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Public Disclosure. Pioneer and the Seller Representative (on behalf of the Sellers) shall consult with each other before issuing any press release or otherwise making any public statement (other than any statement or announcement to employees of the Acquired Companies) or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and no Party shall issue any such press release or make any such statement or disclosure without the prior approval of Pioneer and the Seller Representative (which approval shall not be unreasonably withheld), except as may be required by Law or any listing agreement between a Party and a national securities exchange or quotation system (in which cases the Parties not making the disclosure shall be provided a copy of such disclosure in advance of its release). On or after the Closing, it is hereby understood that Pioneer shall have full editorial and timing control over any of the foregoing matters without the obligation to seek approval from the Seller Representative, WEDGE Parent or any Seller.

12.2 No Third-Party Beneficiaries. This Agreement (other than Article 9 to the extent it confers rights upon the Pioneer Indemnitees and Seller Indemnitees) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

12.3 Entire Agreement. This Agreement (including the documents referred to herein), together with the Non-Disclosure Agreement (which the Parties agree shall terminate concurrently with the Closing), constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

12.4 Succession and Assignment. This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of each other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that Pioneer may, without the consent of any other Party, assign this Agreement to any wholly owned subsidiary of Pioneer, provided that such assignee assumes the obligations of Pioneer hereunder and that Pioneer remains liable for its obligations hereunder.

12.5 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered, if personally delivered, (b) when receipt is confirmed by non-electronic means, if faxed (with hard copy to follow via first class mail, postage prepaid, or overnight courier), or (c) on the next Business Day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

If to Pioneer:

Pioneer Drilling Company

1250 N.E. Loop 410, Suite 1000

San Antonio, Texas 78209

Attention: Chief Financial Officer

Telephone: (210) 828-7689

Facsimile: (210) 828-8228

With a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.

300 Convent Street, Suite 2200

San Antonio, Texas 78205-3792

Attention: Daryl L. Lansdale, Jr.

Telephone: (210) 224-5575

Facsimile: (210) 270-7205

If to WEDGE Parent or any Seller:

WEDGE Services LLC,

as Seller Representative

1415 Louisiana, Suite 1500

Houston, Texas 77002

Attention: Richard E. Blohm Jr.

Telephone: (713) 490-2250

Facsimile: (713) 490-2259

With a copy to (which shall not constitute notice):

John Patterson

7033 Delcomondo Court

Longmont, Colorado 80504

Telephone: (303) 906-6838

Facsimile: (303) 659-1789

and

Timothy Daley

2580 Outlook Trail

Broomfield, Colorado 80020

Telephone: (303) 906-6838

Facsimile: (303) 659-1789

and

Patrick Grissom

1541 S. 460 E.

Vernal, Utah 84078

Telephone: (435) 724-3305

Facsimile: (435) 735-1257

and

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

Attention: Sean T. Wheeler

Telephone: (713) 229-1234

Facsimile: (713) 229-7868

12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

12.8 WAIVER OF JURY TRIAL.

(a) WAIVER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) CERTIFICATION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.8.

12.9 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.11 Expenses. Except as otherwise set forth in Section 8.3 and this Section 12.11, regardless of whether the transactions contemplated by this Agreement are consummated, each Party will bear its own expenses (including fees and disbursements of legal counsel, accountants, financial advisors and other professional advisors) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement (and each of the other agreements and instruments contemplated by or executed in connection with this Agreement) and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Pioneer shall reimburse WEDGE Parent for any incremental third-party accounting and auditing fees and expenses incurred by WEDGE Parent and its Affiliates as a result of the preparation of financial statements or data relating to the Business (including, for this purpose, Phoenix and, if acquired, Prairie) necessary to be filed by, or included in the financial statements and related schedules of, Pioneer (“Incremental Fees”); provided that Pioneer shall not be responsible for the reimbursement of any Incremental Fees unless, prior to WEDGE Parent or its Affiliates becoming obligated to pay such Incremental Fees, (a) WEDGE Parent notifies Pioneer of the scope and nature of the proposed work, the terms of the engagement for such proposed work and the estimated amount of Incremental Fees associated therewith and (b) Pioneer approves such work and the amount of Incremental Fees to be paid therefor. The Parties acknowledge and agree that the fees and expenses described in that certain engagement letter, dated January 8, 2008, by and between Fitz Roberts & Co., P.C. and WEDGE Energy relating to services performed for WEDGE Energy in connection with the filing by Pioneer of its Form 8-K relating to the Acquired Companies, constitute “Incremental Fees” under this Agreement.

12.12 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement.

The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

12.13 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14 Number and Gender. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

12.15 Remedies. Each of the Parties acknowledges and agrees that each other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that each other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

12.16 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person or entity, or that such person or entity is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or entity.

12.17 Writings. For purposes of the representations and warranties in Article 3, the word “writing” shall be deemed to include electronic mail.

12.18 Including. As used in this Agreement, the word “including” shall be deemed to mean “including, without limitation” and, unless otherwise expressly provided, shall not limit the words or terms preceding such word.

12.19 Non-Business Days. If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

12.20 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

*    *    *    *    *

{Remainder of Page Left Intentionally Blank;

Signature Pages to Follow}

IN WITNESS WHEREOF, the Parties hereto have executed this Securities Purchase Agreement as of the date first above written.

Pioneer Drilling Company, a Texas corporation

By:	/s/ Joyce M. Schuldt
Name:	Joyce M. Schuldt
Title:	EVP & CFO

WEDGE Energy Holdings, L.L.C., a Delaware limited liability company

By:	/s/ James M. Tidwell
Name:	James M. Tidwell
Title:	President

WEDGE Oil & Gas Services, L.L.C., a Delaware limited liability company

By:	/s/ Richard E. Blohm, Jr.
Name:	Richard E. Blohm, Jr.
Title:	Vice President

/s/ Timothy Daley
Timothy Daley

/s/ John Patterson
John Patterson

/s/ Patrick Grissom
Patrick Grissom

{Signature Page to Securities Purchase Agreement}

The undersigned duly authorized representative of WEDGE Group Incorporated (“WEDGE Parent”) hereunto subscribes his name, in the name and on behalf of WEDGE Parent, in evidence of WEDGE Parent’s agreement to unconditionally guarantee to Pioneer the full, complete and timely payment by WEDGE Oil & Gas and WEDGE Energy of their respective indemnification obligations, if any, to the Pioneer Indemnitees pursuant to Article 9 of this Agreement. WEDGE Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against any Seller, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this paragraph.

WEDGE Group Incorporated, a Delaware corporation

By:	/s/ James M. Tidwell
Name:	James M. Tidwell
Title:	President

{Exhibit Cover Page to Securities Purchase Agreement}